As filed with the Securities and Exchange Commission on September 23, 2002
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Carolina Bank Holdings, Inc.
(Name of small business issuer in its charter)

North Carolina	6712	56-2215437
(State or Jurisdiction of Organization)	(Primary Standard Industrial Code)	(IRS Employer Identification No.)

2604 Lawndale Drive
Greensboro, North Carolina 27408
(336) 288-1898
(Address and telephone number of principal executive offices)

Robert T. Braswell, President
2604 Lawndale Drive
Greensboro, North Carolina 27408
(336) 288-1898
(Name, address and telephone number of agent for service)

Copies to:
Anthony Gaeta, Jr., Esq.	Alexander M. Donaldson, Esq.
Todd H. Eveson, Esq.	Jeffrey M. Smith, Esq.
Gaeta & Associates, P.A.	Wyrick Robbins Yates & Ponton, LLP
808 Salem Woods Drive, Suite 201	4101 Lake Boone Trail, Suite 300
Raleigh, NC 27615	Raleigh, NC 27607
(919) 845-2558	(919) 781-4000

Approximate date of commencement of proposed sale to public:    As soon as practicable after the effective date of this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock $1.00 par value	805,000	$11.225(1)	$9,036,125(1)	$831(1)

(1)
Estimated in accordance with Rule 457(c), solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the common stock as reported in the OTC Bulletin Board on September 18, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED
SEPTEMBER 23, 2002

Prospectus

700,000 Shares

Common Stock
Offering Price $            Per Share

We are Carolina Bank Holdings, Inc., the parent company for Carolina Bank, Greensboro, North Carolina, a state-chartered commercial bank that opened for business in November 1996.

We are offering for sale shares of our common stock in a best efforts public offering through our underwriter, McKinnon & Company, Inc., at a price per share of $            . Our common stock is listed on the OTC Bulletin Board under the symbol “CLBH.” We have applied to have our common stock qualified for listing on the Nasdaq SmallCap Market under the symbol “CLBH” and we intend to have such listing effective after the closing of this offering. An active trading market, however, may not develop or be sustained.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The shares of common stock offered by this prospectus are not deposit accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. We urge you to carefully read the “Risk Factors” Section beginning on page 5 before making your investment decision.

	Offering Price	Underwriter’s Commission(1)	Proceeds to us(2)

Per Share	$	$	$

Total(3)	$	$	$

(1)	Payable to McKinnon & Company, Inc., our underwriter. We have agreed to indemnify our underwriter against certain civil liabilities.
(2)	Before deducting expenses payable by us for the offering estimated at approximately $225,000.
(3)	Assumes the sale of the entire 700,000 shares offered. We reserve the right to increase the number of shares offered by 15% or an additional 105,000 shares.

        The shares are offered by the underwriter, as our selling agent, on a best efforts basis and subject to certain other conditions, including the right to reject any order in whole or in part. Because the offering is on a best efforts basis, the underwriter is not required to sell any specific number or dollar amount of shares and is not obligated to purchase the shares if they are not sold to the public. This offering will close on or about            , 2002, and is not subject to the sale of a minimum number of shares. Funds received by the underwriter will be deposited at, and held by, an independent escrow agent in a non-interest bearing account. It is anticipated that delivery of the shares will be made on or about            , 2002.

McKinnon & Company, Inc.

The date of this prospectus is            , 2002

CAROLINA BANK

BRANCH LOCATIONS:

Lawndale
2604 Lawndale Avenue
Greensboro, NC 27408
Phone (336) 288-1898
Fax (336) 286-5553

Friendly Center
3124 West Friendly Avenue
Greensboro, NC 27408
Phone (336) 297-2177
Fax (336) 297-4105

Jefferson Village
1601 Highwoods Boulevard
Greensboro, NC 27410
Phone (336) 323-3000
Fax (336) 856-2988

LOAN PRODUCTION OFFICE:

505 South Church Street
Asheboro, NC 27203
Phone (336) 328-0735
Fax (336) 328-0738

68
73
29
Piedmont Triad International Airport
40
40
70
Greensboro
85
40
311
High Point
68
85
85
Thomasville
Future
220
73
421
311
109
64
64
Asheboro
Asheboro Municipal Airport
VIRGINIA
NORTH CAROLINA
SOUTH CAROLINA

PROSPECTUS SUMMARY

The following summary does not contain all the information you should consider before investing in our common stock. You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this prospectus. Market and industry data used in this prospectus are based on independent industry publications and other publicly available information.

We have adjusted all share amounts and per share data relating to our common stock in this prospectus to reflect the 10% stock dividends paid in 2000 and 2001.

CAROLINA BANK HOLDINGS, INC.

Who We Are

Carolina Bank Holdings, Inc. is a bank holding company incorporated in August 2000 to own all of the common stock of Carolina Bank, a North Carolina-chartered commercial bank that originally opened for business in Greensboro, Guilford County, North Carolina in November 1996. Our principal activity is ownership of Carolina Bank, which engages in the commercial banking business. At June 30, 2002, we had total assets of $167.6 million, total deposits of $142.3 million, stockholders’ equity of $10.0 million and a book value per share of $9.65.

Since Carolina Bank opened in November 1996, we have accomplished the following:

•	Assembled a management team consisting of commercial bankers from our local markets who each have over 20 years of banking experience;

•	Reported 17 consecutive quarters of profitability beginning with the second quarter of 1998;

•
Established our banking presence in Guilford County, home of Greensboro and the Piedmont Triad, North Carolina’s second largest and the nation’s 37th largest Metropolitan Statistical Area according to the 2000 U.S. Census;

•	Opened a full service banking office in each of November 1996, July 2000 and December 2001 in our market area and opened a loan production office in Asheboro (Randolph County) in May 2002; and

•	Originated a diverse portfolio of loans that totaled $122.5 million at June 30, 2002.

Our website is “www.carolinabank.com”. Carolina Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The address of our principal executive office is 2604 Lawndale Drive, Greensboro, North Carolina 27408 and our telephone number is (336) 288-1898.

Our Market Area

We consider our primary market area to be the Piedmont Triad area of North Carolina, primarily Guilford County and to a lesser extent, adjoining counties. We serve our market area through three full service branch locations and most recently, through a loan production office in Asheboro, which is in neighboring Randolph County. Our customers may access various banking services through ATMs owned by Carolina Bank and ATMs owned by others, through check cards, telephone banking, SmartBanker I, and through Carolina Bank’s online banking service, SmartBanker II.

Guilford County had an estimated population of 421,048 in 2000 and the population of the Piedmont Triad was estimated at 1,464,390. Our market area has a balanced and diversified economy. Greensboro, with a population of approximately 223,891 in 2000, is the largest city in Guilford County and the Triad. As of May 2002, Guilford County had a labor force of approximately 217,720. As of the third quarter of 2000, the major employment sectors in Guilford County were services (26.76%), manufacturing (19.94%), retail trade (17.49%), government (9.98%), wholesale trade (7.37%) and construction (5.24%). Major employers include Jefferson Pilot Financial, American Express, Moses Cone Health Systems and R. F. Micro Devices. Guilford County also is the proposed hub for the mid-Atlantic region of Federal Express.

The Offering

Securities Offered for Sale	A total of 700,000 shares of common stock, $1.00 par value per share (subject to a 15% increase of 105,000 shares)

Determination of Offering Price
The offering price is $     per share and was determined by negotiations between us and McKinnon & Company, the underwriter for the offering, based upon various factors including past and future earnings prospects, current and future prospects for the banking market and the general condition of the securities markets.

Number of Shares of Common Stock to be Outstanding after the Offering
1,741,410 shares (assuming a total of 700,000 shares are sold and not including an additional 105,000 shares we may elect to sell in the offering or 144,044 shares issuable upon the exercise of options granted and outstanding).

Market for Common Stock	Our common stock is listed on the OTC Bulletin Board under the symbol “CLBH.” We have applied to list our common stock on the Nasdaq SmallCap Market under the symbol “CLBH”.

Use of Proceeds
The net proceeds from the offering will increase our equity, which we intend to use for general corporate purposes, including possible future growth and expansion, which might be through acquisition of branches or whole banks.

Risk Factors	You should read the “Risk Factors” section beginning on page 5 before deciding to invest in our common stock.

Summary Consolidated Financial and Other Data

The summary consolidated financial and other data that follow present a summary of selected financial information which should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and related notes included elsewhere in this prospectus.

	At or for the Six Months Ended June 30, (unaudited)		At or for the Year Ended December 31,
	2002	2001	2001	2000	1999
	(Dollars in thousands, except per share data)
Summary of Operations
Interest income	$4,390	$4,508	$9,016	$8,002	$5,198
Interest expense	2,076	2,776	5,397	4,464	2,501

Net interest income	2,314	1,732	3,619	3,538	2,697
Provision for loan losses	320	125	391	332	376

Net interest income after the provision for loan losses	1,994	1,607	3,228	3,206	2,321
Non-interest income	309	331	686	280	216
Non-interest expense	2,018	1,605	3,386	2,642	1,901

Income before income taxes	285	333	528	844	636
Income taxes	97	62	126	302	—

Net income	$188	$271	$402	$542	$636

Per Share and Shares Outstanding(1)(2)
Net income:
Basic	$0.18	$0.26	$.39	$.53	$.65
Diluted	0.18	0.26	.39	.53	.63
Book value at end of period	$9.65	$9.22	$9.29	$8.88	$8.24
Average shares outstanding:
Basic	1,032,887	1,032,387	1,031,862	1,031,862	994,953
Diluted	1,041,721	1,032,387	1,031,862	1,031,862	1,020,127
Shares outstanding at period end	1,041,410	1,032,387	1,032,438	1,032,387	1,028,908

Balance Sheet Data
Total assets	$167,573	$125,307	$151,515	$112,498	$80,771
Total investments(3)	35,305	24,924	34,386	20,688	12,730
Total loans, net	120,995	92,129	107,513	83,628	63,259
Total deposits	142,254	107,588	124,654	97,331	67,191
Borrowings	14,617	7,297	16,582	5,184	4,449
Stockholders’ equity	10,049	9,519	9,590	9,168	8,473

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2002	2001	2001	2000	1999
Selected Performance Ratios
Return on average assets(4)	0.25%	0.46%	0.31%	0.57%	0.97%
Return on average stockholders’ equity(4)	3.85%	5.89%	4.23%	6.13%	8.21%
Net interest spread(4)(5)	2.81%	2.40%	2.34%	3.04%	3.25%
Net interest margin(4)(6)	3.17%	3.11%	2.96%	3.90%	4.26%
Non-interest income as a percentage of total revenue(7)	11.77%	16.05%	15.92%	7.34%	7.41%
Non-interest income as a percentage of average assets(4)	40%	.56%	53%	29%	.33%
Non-interest expense to average assets(4)	2.63%	2.72%	2.62%	2.77%	2.91%
Efficiency ratio(8)	76.96%	77.79%	78.66%	69.18%	65.26%
Average stockholders’ equity to average total assets	6.37%	7.80%	7.36%	9.27%	11.85%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.28%	0.02%	0.22%	0.07%	0.00%
Allowance for loan losses to period-end loans	1.25%	1.39%	1.26%	1.40%	1.41%
Allowance for loan losses to nonperforming loans	203.32%	302.79%	309.03%	467.32%	n/a
Nonperforming loans to period-end loans	0.61%	0.46%	0.41%	0.30%	0.00%
Nonperforming assets to total assets(9)	0.45%	0.34%	0.29%	0.23%	0.00%

Capital Ratios
Total risk-based capital	11.25%	13.88%	12.15%	11.20%	14.20%
Total tier 1 risk-based capital	7.69%	9.60%	8.33%	10.00%	12.90%
Leverage ratio	6.25%	7.72%	6.42%	8.50%	11.40%
Equity to assets ratio	6.00%	7.60%	6.33%	8.15%	10.49%

(1)	Adjusted to reflect the 10% stock dividends in 2000 and 2001.
(2)	Computed based on the weighted average number of shares outstanding during each period.
(3)	Consists of interest-earning deposits, federal funds sold and investment securities.
(4)	Six month data presented on annualized basis.
(5)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(6)	Net interest margin is net interest income divided by average interest earning assets.
(7)	Total revenue consists of net interest income and non-interest income.
(8)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(9)	Nonperforming assets consist of non-accrual loans, restructured loans and foreclosed assets, where applicable.

RISK FACTORS

An investment in our common stock involves a number of risks. You should consider carefully the following factors, together with all of the other information contained in this prospectus before you purchase any of the shares offered by this prospectus.

Risks Related to Our Business

Our growth strategy may not be successful.

Our growth strategy is to increase the size of our franchise by aggressively pursuing business development opportunities, and we have grown rapidly since our incorporation. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels or upon acceptable terms, expanding our asset base to a targeted size or managing the costs and implementation risks associated with our growth strategy. We might not be profitable or be able to sustain our historical rate of growth, either through internal growth or through expansion of our banking markets, or be able to maintain capital sufficient to support future growth.

We depend on the services of key personnel and a loss of any of those personnel could disrupt our operations and result in reduced earnings.

Ours is a customer-focused and relationship-driven business. Our current business and future growth are dependent in large part on the relationships maintained with our customers by our executive and other officers. We have entered into an employment agreement with Robert T. Braswell, our President and Chief Executive Officer, and other officers, but the existence of such agreements does not assure that we will be able to retain their services. The unexpected loss of services of Mr. Braswell or other key employees could have a material adverse effect on our operations and possibly result in reduced revenues and earnings.

We may be adversely affected by changes in interest rates.

Fluctuations in interest rates are not predictable or controllable and, therefore, we might not be able to maintain a consistent positive spread between the interest earned on our earning assets and the interest paid on our interest-bearing liabilities, which may significantly reduce our earnings. The Federal Reserve cut interest rates 11 times during 2001. Since rates charged on our loans often tend to react to market conditions faster than do rates paid on our deposit accounts, those rate cuts had a negative impact on our earnings until we could make appropriate adjustments in our deposit rates. Our net interest margin was adversely impacted in 2001 by the decrease in the prime lending rate from 9.50% in December 2000 to 4.75% in December 2001.

If we experience greater loan losses than anticipated, our net income and our ability to fund our growth strategy will be negatively impacted.

The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and financial condition, as well as the value of our common stock, could be adversely affected.

We cannot assure you that our monitoring, procedures and policies will reduce lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the rapid growth in our loan portfolio, loan losses may be greater than our estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders would lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce our loan loss reserve. A reduction in the loan loss reserve may be restored by an increase in our provision for loan losses. This would cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

New or acquired branch facilities and other facilities may not be profitable.

We may not be able to correctly identify profitable or growing markets for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities may increase our noninterest expense and decrease our earnings. We have opened two branch facilities and a loan production office since 2000 and expect to further expand our branch network in the future by opening or acquiring additional new branch facilities. It may be difficult to adequately and profitably manage our growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract a sufficient level of deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources and capabilities than we do.

The banking business is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

• other commercial banks	• securities brokerage firms
• savings banks	• mortgage brokers
• thrifts	• insurance companies
• credit unions	• mutual funds
• consumer finance companies	• trust companies

Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising-marketing budget or other factors.

Our legal lending limit is based on our capital levels. As a result, the size of the loans which we offer to our customers generally will be less than the size of the loans that larger competitors are able to offer. This limit may negatively impact our ability to establish relationships with the larger businesses in our market. Our lending limit was $2.1 million at June 30, 2002. We satisfy loan requests in excess of our lending limit through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business and our growth strategy.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our growth. Changes in regulations could adversely affect us. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

Our operations and profitability will be affected by federal policies outside of our control.

The banking industry and our operations are affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest spreads, which would have a negative impact on our operations.

Risks Related to Owning Our Common Stock

There is a limited trading market for our common stock, and this may limit resales of our common stock.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “CLBH”. There is no assurance that you will be able to resell your shares of common stock at a price that is equal to or more than the price paid in this offering should you need to liquidate your investment. Before purchasing, you should consider the limited trading market for our shares and be financially prepared and able to hold your shares for an indefinite period. We have applied to have our common stock listed for trading on the Nasdaq SmallCap Market upon completion of the offering, but our listing may not be approved.

The development of a liquid public market depends on the presence of market makers. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those prices, subject to securities laws and regulatory constraints. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty disposing of your shares of our common stock. You should not view our common stock as a short-term investment. There can be no assurance that an active and liquid trading market will develop for the common stock.

We do not plan to pay cash dividends in the foreseeable future.

We do not expect to pay cash dividends on our common stock in the foreseeable future. You should not buy shares in this offering if you need dividend income from this investment. Our ability to declare and pay cash dividends is dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina and federal regulations, our income and financial condition, tax considerations, and general business conditions. Therefore, investors should not purchase shares with a view for a current return on their investment in the form of cash dividends.

Investors in this offering will experience immediate dilution.

The offering price of our common stock is expected to be higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. For more details, see “Dilution.” If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution.

Anti-takeover provisions in our articles of incorporation and bylaws could reduce the likelihood of an acquisition of our company or that you will receive a takeover premium.

Certain provisions of state and federal law and our articles of incorporation and bylaws will make it more difficult for anyone to acquire control of us without our Board of Directors’ approval. The provisions of law that may delay or block takeover attempts include the North Carolina Shareholder Protection Act, the North Carolina Control Share Acquisition Act, and the Bank Change in Control Act of 1978. There are also provisions in our articles of incorporation and the bylaws that may delay or block takeover attempts. These provisions include:

•	staggered terms for the Board of Directors if the board consists of nine or more directors;

•	removal of directors only for cause as defined in the articles of incorporation;

•
the authority of the Board of Directors to consider other factors and constituents, including the possible effect on the community, in addition to the shareholders, when considering proposals which could result in a change in control of our company;

•	only the president or the Board of Directors has the authority to call a special meeting of the shareholders; and

•
a “supermajority” vote count of 67% of all outstanding voting securities to approve a merger or other form of change of control of our company unless the Board of Directors votes to approve such transaction.

In many cases, shareholders receive a premium for their shares in a change in control. These provisions could make it less likely that a change in control will occur or that you will receive a premium for your shares if a change in control does occur. These provisions also could make it more difficult to remove our current directors and management.

Our common stock is not FDIC-insured.

Shares of our common stock are not securities or savings or deposit accounts or other obligations of our subsidiary bank, Carolina Bank, or any other bank. Our common stock is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and is subject to investment risk, including the possible loss of principal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.

Important factors that may cause actual results to differ from those contemplated by forward-looking statements include:

•	the success or failure of our efforts to implement our business strategy;

•	the effect of changing economic conditions;

•	changes in government regulations, tax rates and similar matters;

•	our ability to attract and retain quality employees; and

•	other risks which are described in “Risk Factors” and may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offering at a price of $11.00 per share and the anticipated use of these proceeds. Since the offering is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we will sell 10%, 50% and 100% of the shares of common stock that we are offering.

	10%	50%	100%
Gross offering proceeds from offering	$770,000	$3,850,000	$7,700,000
Underwriter’s commission	38,500	192,500	385,000
Estimated expenses of the offering	225,000	225,000	225,000

Net proceeds to us	$506,500	$3,432,500	$7,090,000

Use of net proceeds:
General corporate purposes	$506,500	$3,432,500	$7,090,000

The net proceeds from the offering will increase our equity which we will use for general corporate purposes of our company and our subsidiary, Carolina Bank, including future growth and expansion, potentially through acquisitions of branches or whole banks, although we currently have no agreements or commitments to make any acquisition.

MARKET FOR THE COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol “CLBH.” The following table gives the high and low sale prices for the calendar quarters indicated.

	SALE PRICE(1)
	High	Low
2000
First Quarter	$9.21	$6.69
Second Quarter	8.55	6.69
Third Quarter	9.00	5.95
Fourth Quarter	8.18	6.31

2001
First Quarter	9.09	7.73
Second Quarter	9.77	8.36
Third Quarter	9.55	8.86
Fourth Quarter	12.00	7.05

2002
First Quarter	9.75	8.55
Second Quarter	11.95	10.50
Third Quarter (through 9/18/02)	11.75	10.85

(1)	The prices quoted above have been adjusted to reflect 10% stock dividends in each of 2000 and 2001.

We have applied for our common stock to be listed on the Nasdaq SmallCap Market under the symbol “CLBH,” effective immediately after the completion of the offering, although our listing may not be approved.

There were approximately 825 record holders of our common stock at June 30, 2002.

DIVIDEND POLICY

We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a cash dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because we are a bank holding company, the Federal Reserve Board may impose restrictions on our ability to pay cash dividends.

Our ability to pay dividends is largely dependent on the earnings of our subsidiary, Carolina Bank. As a banking corporation organized under North Carolina law, Carolina Bank is restricted as to the maximum amount of dividends it may pay to us. North Carolina law prohibits Carolina Bank from declaring or paying dividends, which may only be paid out of retained earnings, and only if its capital surplus is at least 50% of its paid-in capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. The North Carolina Commissioner of Banks and the FDIC are also authorized to prohibit the payment of dividends by a bank under certain circumstances. Such requirements and policies may limit our ability to obtain dividends from Carolina Bank for our cash needs, including payment of dividends to our shareholders and the payment of operating expenses.

We anticipate that our future earnings, if any, will be retained to finance our growth and that we will pay no cash dividends for the foreseeable future. Our ability to pay dividends is further impacted by the funding requirements of the $3.0 million in trust preferred securities issued by our subsidiary, CBHI Capital Trust I. CBHI I is a Delaware business trust formed specifically for the issuance of the trust preferred securities which we are allowed to treat as Tier I capital. CBHI’s trust preferred securities have a floating interest rate of prime plus 0.5%. We must make quarterly payments of interest on the debentures underlying these trust preferred securities. Such quarterly payments are interest expense obligations and must be made before we can consider the payment of dividends on our common stock.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2002. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

At June 30, 2002
Indebtedness:
Long-term debt(1)	$3,000,000

Total indebtedness	3,000,000

Subordinated debt:
Trust Preferred Securities	$3,000,000

Total subordinated debt	$3,000,000

Stockholders’ Equity:
Common stock, $1.00 par value, 20,000,000 shares authorized, 1,041,140 shares issued and outstanding.	$1,041,410
Additional paid-in capital	8,959,787
Retained earnings (deficit)	(192,747)
Accumulated other comprehensive income	240,402

Total stockholders’ equity	10,048,852

Total capitalization	$16,048,852

(13)	Federal Home Loan Bank advances maturing more than one year from June 30, 2002.

DILUTION

Effect of the Offering on Book Value

At June 30, 2002, we had a net tangible book value of approximately $10.0 million, or $9.65 per share of common stock. Net tangible book value per share represents the amount of our stockholders’ equity, less intangible assets, divided by the number of shares of common stock that are outstanding. Dilution per share to new investors in this offering represents the difference between the amount per share that these investors paid and the pro forma net tangible book value per share of common stock immediately after completion of the offering.

After giving effect to the sale by us of all 700,000 shares of common stock in the offering at an assumed price of $11.00 per share and after deducting estimated offering expenses, our pro forma net tangible book value at June 30, 2002 would have been approximately $17.1 million, or $9.84 per share. This represents an immediate increase in net tangible book value of $.19 per share to existing stockholders, and an immediate dilution of $1.16 per share to investors in the offering.

The following table illustrates this per share dilution assuming that we sell 10%, 50% and 100%, respectively, of the shares of common stock that we are offering:

Sale of 10% of Offering (70,000 Shares)

Net tangible book value per share at June 30, 2002	$9.65
Decrease per share attributable to the offering(1)	0.15
Pro forma net tangible book value per share after the offering	9.50

Offering price per share in the offering	$11.00
Dilution per share to new investors in the offering	1.50
Dilution as a percentage of offering price in the offering	13.64%

Sale of 50% of Offering (350,000 Shares)

Net tangible book value per share at June 30, 2002	$9.65
Increase per share attributable to the offering	0.04
Pro forma net tangible book value per share after the offering	9.69

Offering price per share in the offering	$11.00
Dilution per share to new investors in the offering	1.31
Dilution as a percentage of offering price in the offering	11.92%

Sale of 100% of Offering (700,000 Shares)

Net tangible book value per share at June 30, 2002	$9.65
Increase per share attributable to the offering	0.19
Pro forma net tangible book value per share after the offering	9.84

Offering price per share in the offering	$11.00
Dilution per share to new investors in the offering	1.16
Dilution as a percentage of offering price in the offering	10.53%

(1)
The decrease in net tangible book value upon the sale of 10% of the offering assumes that we use a substantial portion of the gross proceeds from the offering to pay for the total expenses of the offering.

We have excluded up to 105,000 shares of common stock that we may sell if we elect to increase the size of the offering.

Comparison of Prices Paid for Common Stock

The following table sets forth on a pro forma basis, as of June 30, 2002:

•	the number of shares of common stock purchased from us prior to the offering and the number of shares purchased in the offering, and

•
the total consideration, prior to the deduction of any expenses and/or underwriter’s commission, and average price per share that our existing shareholders have paid to us and that new investors will pay in the offering at a price of $11.00 per share in the offering.

Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100%, respectively, of the shares of common stock that we are offering.

Sale of 10% of Offering (70,000 Shares)

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	1,041,410	93.70%	$9,466,417	92.48%	$9.09
New investors in offering	70,000	6.30	770,000	7.52%	11.00

Total	1,111,410	100.0%	$10,236,417	100%	$9.21

Sale of 50% of Offering (350,000 Shares)

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	1,041,410	74.85%	$9,466,417	71.09%	$9.09
New investors in offering	350,000	25.15%	3,850,000	28.91%	11.00

Total	1,391,410	100.0%	$13,316,417	100.0%	$9.57

Sale of 100% of Offering (700,000 Shares)

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	1,041,410	59.80%	$9,466,417	55.14%	$9.09
New investors in offering(2)	700,000	40.20%	7,700,000	44.86%	11.00

Total	1,741,410	100.0%	$17,166,417	100.0%	$9.86

(1)	We have excluded outstanding options to purchase 144,094 shares of our common stock. The average weighted exercise price for these options is $9.26 per share.
(2)	We have excluded up to 105,000 shares of common stock that we may sell if we elect to increase the size of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our financial condition and results of operations. Because we have no material operations and conduct no business on our own other than owning our subsidiaries, Carolina Bank and CBHI Capital Trust I, and because CBHI Capital Trust I has no operations other than the issuance of its trust preferred securities, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of Carolina Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, Carolina Bank Holdings and Carolina Bank are collectively referred to herein as “we” or “us,” unless otherwise noted.

Comparison of Financial Condition

Assets.    Total assets increased by $16.1 million or 10.6% from $151.5 million at December 31, 2001, to $167.6 million at June 30, 2002. During the six month period ended June 30, 2002, cash and due from banks and Federal funds sold increased by $2.9 million to $12.4 million while investment securities decreased by $.4 million to $27.6 million. We attempt to maintain adequate liquidity to meet our loan demand and other obligations. Loans increased by $13.6 million or 12.5% during the first six months of 2002. Carolina Bank, which makes both commercial and retail loans, continues to experience steady loan demand in its primary lending market, Guilford County, North Carolina. We plan to continue to grow the loan portfolio in a safe and sound manner. We opened our third full service office off New Garden Road at Jefferson Village in Greensboro in December 2001 and opened a loan production office in Asheboro in May 2002.

Liabilities.    Total liabilities increased by $15.6 million or 11.0% from $141.9 million at December 31, 2001, to $157.5 million at June 30, 2002. Deposits increased by $17.6 million during the first half of 2002 as time and money market balances grew while non-interest bearing demand balances declined slightly. We plan to continue our efforts to gain deposits through quality service, convenient locations, and competitive pricing. The opening of the Jefferson Village office in late 2001 is designed to enhance customer convenience and related deposit gathering activities. While deposit growth is an ongoing goal, wholesale sources of funding such as Federal Home Loan Bank advances and repurchase borrowings, may be utilized where cost beneficial and when necessary to meet liquidity requirements. We had approximately $16.0 million in time deposits from other depository institutions and $3.9 million in brokered time deposits at June 30, 2002.

Stockholders’ equity.    Our total stockholders’ equity increased $.4 million at June 30, 2002 to $10.0 million from $9.6 million at December 31, 2001 due to an increase in retained earnings, exercise of stock options, and an increase in accumulated other comprehensive income due to an increase in the value of investment securities available-for-sale.

Comparison of Results of Operations for the Six Months Ended June 30, 2002 and 2001

General.    Income before income taxes and security gains for the six months ended June 30, 2002 was $284,000 compared to $278,000 for the comparable period in 2001, an increase of 2.2%. The increase in net income before income taxes and security gains was primarily due to higher net interest income which was partially offset by a higher provision for loan losses and higher non-interest expense. The effective income tax rate was lower during the first half of 2001 compared to the first half of 2002 because a tax benefit resulted from the reduction of reserves on deferred income tax assets during the 2001 period. Net income for the six months ended June 30, 2002 amounted to $188,000, or $0.18 per share, as compared to $271,000, or $0.26 per share, for the six months ended June 30, 2001.

Net interest income.    Net interest income increased to $2.3 million for the six months ended June 30, 2002, from $1.7 million for the six months ended June 30, 2001, an increase of 33.6%. Loan growth of $29.1 million and deposit growth of $34.7 million for the twelve months ended June 30, 2002 were primarily responsible for the growth in net interest income along with an increase in the net yield on average interest earning assets to 3.17% for the six months ended June 30, 2002 from 3.11% for the first half of 2001.

Provision for loan losses.    The provision for loan losses amounted to $320,000 for the six months ended June 30, 2002, as compared to $125,000 for the six months ended June 30, 2001, an increase of 155.8%. The amount of the provision for loan losses was increased, in part, because of higher net loan charge-offs and stronger loan growth during the 2002 period. We believe the allowance for loan losses is adequate based on asset quality indicators and other factors. The ratio of loan loss reserves to gross loans was 1.25% at June 30, 2002, and 1.26% at December 31, 2001.

Non-interest income.    Total non-interest income amounted to $309,000 for the six months ended June 30, 2002, as compared to $331,000 for the six months ended June 30, 2001. Service charges on deposit and loan accounts increased $36,000 during the first half of 2002 to $225,000 for the six months ended June 30, 2002. Gains of $56,000 from the sale of securities available-for-sale were also realized in the first half of 2001, but no gains were recognized in the 2002 period.

Non-interest expenses.    Total non-interest expenses amounted to $2.0 million for the six months ended June 30, 2002, as compared to $1.6 million for the six months ended June 30, 2001, an increase of 25.7%. This increase was primarily due to expenses related to our growth during the past year and to the new Jefferson Village office which was opened in December 2001. Several new product offerings, including Smart Banker II (internet banking), Check Guard (payment of customer overdrafts) and investment services (mutual funds, stocks, annuities, bonds) also contributed to additional expenses in the first half of 2002.

Income taxes.    Income taxes amounted to $97,000, or 34.0% of taxable income, for the six month period ended June 30, 2002, as compared to $62,000, or 18.6% of taxable income for the six month period ended June 30, 2001. The lower ratio of income tax to taxable income in the 2001 period resulted from a tax benefit related to lower reserves on deferred tax assets.

Asset Quality

Our non-performing assets, composed of foreclosed real estate, repossessions, non-accrual loans and restructured loans, totaled $753,000 at June 30, 2002, compared to $443,000 at December 31, 2001. Non-performing assets, as a percentage of total assets, were 0.45% at June 30, 2002, compared to 0.29% at December 31, 2001 and 0.34% at June 30, 2001. There were no loans 90 days or more past due and still accruing interest at June 30, 2002 or at December 31, 2001. There was no foreclosed real estate at June 30, 2002 or December 31, 2001. Net loan charge-offs totaled $158,000 and $10,000 for the six months ended June 30, 2002 and 2001, respectively.

The increase in non-performing assets at June 30, 2002 reflects deteriorating economic conditions experienced by several business loan customers. Foreclosed real estate and repossessed assets are expected to be added to our non-performing assets during the second half of 2002.

Liquidity and Capital Resources

The objective of our liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses our ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of internally generated funds are principal and interest payments on loans receivable and cash flows generated from operations. External sources of funds include increases in deposits, repurchase agreements, federal funds purchased from banks and advances from the Federal Home Loan Bank of Atlanta.

Carolina Bank is required under applicable federal regulations to maintain specified levels of liquid investments in qualifying types of investments. Cash and due from banks, federal funds sold, and investment securities available-for-sale are the primary liquid assets of Carolina Bank. We regularly monitor Carolina Bank’s liquidity position to ensure its liquidity is sufficient to meet its needs.

We are subject to various regulatory capital requirements administered by the banking regulatory agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on our financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are subject to qualitative judgments by the regulators about components, risk-weightings, and other factors. As of June 30, 2002, our levels of capital exceeded all applicable regulatory requirements.

Results of Operations for the Years ended December 31, 2001 and 2000

General.    We had net income for the year ended December 31, 2001 of $402,000 or $0.39 per diluted share, compared to net income for the year ended December 31, 2000 of $542,000 or $0.53 per diluted share. Net interest income, the difference between interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, was $3.6 million in 2001 compared to $3.5 million in 2000, an increase of 2.3%. Non-interest income, principally service charges and fees, mortgage banking income, and securities gains, amounted to $685,000 in 2001 and $280,000 in 2000, an increase of 144.5%. Securities gains and increased mortgage banking income accounted for 60.7% of the 2001 increase in non-interest income due to lower interest rates which generally promote mortgage refinancing and bond appreciation. We provided $391,000 and $332,000 to our reserve for loan losses in 2001 and 2000, respectively, and incurred non-interest expense of $3.4 million in 2001 and $2.6 million in 2000. The increase in non-interest expense of $744,000 or 28.2% was largely the result of opening the Lawndale Drive main office in July 2000 and the Jefferson Village branch in December 2001, with resulting expenses associated with occupying, staffing, and promoting the new facilities. Income taxes declined $176,000 in 2001 to $126,000, or 58.4%, because income before income taxes declined and because we realized a benefit from lower reserves on deferred tax assets.

Net interest income.    Net interest income is the amount of interest earned on interest-earning assets such as loans, investments, federal funds sold and deposits in other financial institutions less the interest expense incurred on interest-bearing liabilities such as interest-bearing deposits and borrowed money. Net interest income is the principal source of our earnings. Net interest income is affected by the general level of interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the relative funding of these assets.

For the year ended December 31, 2001, net interest income increased by $81,000 or 2.3% to $3.6 million from $3.5 million for the year ended December 31, 2000. The increase in net interest income was attributable to growth in all aspects of our business. Average interest-earning assets were approximately $122.3 million in 2001 compared to $90.7 million in 2000, an increase of $31.5 million or 34.7%. We experienced significant loan and deposit growth during 2001 with average loans up $24.1 million or 33.7% and average deposits increasing $27.3 million or 33.9% from 2000.

The net yield on interest-earning assets declined by 0.94% to 2.96% in 2001 from 3.90% in 2000, and the interest rate spread declined by 0.70% to 2.34% in 2001 from 3.04% in 2000. The declines in yields and spreads in 2001 from 2000 occurred because our interest-earning assets adjusted much quicker and at a greater magnitude than interest-bearing liabilities as interest rates declined in 2001. The prime rate declined from 9.50% to 4.75% between December 2000 and December 2001. A majority of our loans adjusted when the prime rate adjusted while a majority of our interest-bearing liabilities lagged the prime rate changes since time deposits adjust at maturity, which generally exceed a year. The prime rate, which is used to price a majority of loans, declined by more than rates on deposits which also negatively impacted the net yield and interest rate spread.

The table below provides a detailed analysis of the effective yields and rates on the categories of interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001 and 2000.

Table 5

Net Interest Income and Average Balance Analysis

	For the Six Months Ended June 30,						For the Year Ended December 31,
	2002			2001			2001			2000
	Average Balance(1)	Interest Inc./Exp.	Average Yield/Cost	Average Balance	Interest Inc./Exp.	Average Yield/Cost	Average Balance(1)	Interest Inc./Exp.	Average Yield/Cost	Average Balance(1)	Interest Inc./Exp.	Average Yield/Cost
	(Dollars in thousands)
Interest-earning assets
Interest bearing deposits	$1,101	$9	1.63%	$2,769	$69	4.98%	$3,486	$128	3.67%	$3,048	$192	6.30%
Federal funds sold	2,903	25	1.72%	3,567	88	4.93%	4,696	164	3.49%	5,624	355	6.31%
Taxable Investments	27,732	739	5.33%	15,765	520	6.60%	18,489	1,125	6.08%	10,574	698	6.60%
Loans(2)	114,154	3,617	6.34%	89,273	3,831	8.58%	95,602	7,599	7.95%	71,497	6,757	9.45%

Interest-earning assets	145,890	4,390		111,374	4,508		122,273	9,016		90,743	8,002
Interest-earning assets			6.02%			8.10%			7.37%			8.82%

Non interest-earning assets	7,567			6,465			6,749			4,608

Total assets	$153,457			$117,839			$129,022			$95,351

Interest-bearing liabilities
Interest checking	$4,074	6	0.29%	$2,766	16	1.16%	$3,079	34	1.10%	$2,198	31	1.41%
Money market and savings	39,868	458	2.30%	28,358	686	4.84%	30,529	1,207	3.95%	21,857	1,159	5.30%
Time certificates and IRAs	68,451	1,313	3.84%	59,091	1,850	6.26%	63,010	3,650	5.79%	48,101	3,008	6.25%
Other borrowings	17,139	299	3.49%	7,146	224	6.27%	10,635	506	4.76%	5,046	266	5.27%

Total interest-bearing liabilities	129,532	2,076		97,361	2,776		107,253	5,397		77,202	4,464
Cost on average
Interest-bearing liabilities			3.21%			5.70%			5.03%			5.78%

Non-interest-bearing liabilities
Demand deposits	13,560			10,366			11,477			8,601
Other liabilities	596			917			801			706

Total non-interest-bearing liabilities	14,156			11,283			12,278			9,307

Total liabilities	143,688			108,644			119,531			86,509
Stockholders’ equity	9,769			9,195			9,491			8,842

Total liabilities and equity	$153,457			$117,839			$129,022			$95,351
Net interest income		$2,314			$1,732			$3,619			$3,538

Net yield on interest-earning assets			3.17%			3.11%			2.96%			3.90%

Interest rate spread			2.81%			2.40%			2.34%			3.04%

(1)	Average balances are computed on a daily basis.
(2)	Nonaccruing loans are included in the average loan balances.

Rate/Volume analysis of net interest income.    The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income for the period indicated is shown below. The effect of a change in the average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period as compared with the earlier period. Changes resulting from average balance/rate variances have been allocated between volume and rate on a proportional basis.

Rate/Volume Variance Analysis

	Six Months Ended June 30, 2002 vs. 2001			Year Ended December 31, 2001 vs. 2000
	Interest Increase (Decrease)	Increase (Decrease) Due To Change in		Interest Increase (Decrease)	Increase (Decrease) Due To Change in
		Rate	Volume		Rate	Volume
	(Dollars in thousands)
Interest-Earning Assets:
Interest-Earning Deposits	$(60)	$(31)	$(29)	$(64)	$(88)	$24
Federal Funds Sold	(63)	(49)	(14)	(191)	(139)	(52)
Taxable Investments	219	(116)	335	427	(59)	486
Loans	(214)	(1,172)	958	842	(1,190)	2,032

Total Interest-Earning Assets	$(118)	$(1,368)	$1,250	$1,014	$(1,476)	$2,490

Interest-Bearing Liabilities
NOW Accounts	$(10)	$(16)	$6	$3	$(8)	$11
Money Market and Savings	(228)	(442)	214	48	(341)	389
Time Certificates and IRAs	(537)	(797)	260	642	(235)	877
Other Borrowings	75	(132)	207	240	(28)	268

Total Interest-Bearing Liabilities	$(700)	$(1,387)	$687	$933	$(612)	$1,545

Net Interest Income	$582	$19	$563	$81	$(864)	$945

During the year 2001, the improvement in net interest income over 2000 was primarily the result of growth in assets and liabilities. The overall rate adjustments had a negative impact on net interest income as interest-earning assets adjusted much faster and at greater magnitude than interest-bearing liabilities.

Provision for loan losses.    The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for possible loan losses in our loan portfolio. The provision for loan losses increased in 2001 to $391,000 from $332,000 in 2000. The level of the allowance for loan losses is based on our estimate as to the amount required to maintain an allowance adequate enough to provide for future losses. We consider, among other things, nonperforming loans, delinquencies, collateral values and general economic conditions when assessing the adequacy of the allowance. The allowance for loan losses was $1.4 million or 1.26% of loans and $1.2 million or 1.40% of loans at December 31, 2001 and 2000, respectively. Charge-offs, net of recoveries, were approximately $209,000 and $51,000 during 2001 and 2000, respectively.

The following table describes the activity relating to our allowance for loan losses for the periods and years indicated:

Analysis of the Allowance for Loan Losses

	At or for the Six Months Ended June 30		At or for the Year Ended December 31
	2002	2001	2001	2000
	(Dollars in thousands)
Beginning Balance	$1,369	$1,187	$1,187	$905
Provision for loan losses	320	125	391	332
Charge-Offs:
Commercial	(147)	(11)	(180)	(5)
Real Estate	—	—	(8)	(37)
Consumer	(12)	—	(24)	(9)

Total	(159)	(11)	(212)	(51)
Recoveries:	—	—	—	—
Consumer	1	1	3	1

Ending Balance	$1,531	$1,302	$1,369	$1,187

Non-interest income.    Other income consists principally of service charges and fees, mortgage banking income, and securities gains. Total other income for 2001 was $685,000 compared to $280,000 in 2000, an increase of $405,000 or 144.5%. Growth in customers and adjustments to service fee pricing accounted for the 72.5% jump in service charges to $379,000 in 2001 from $220,000 in 2000. Mortgage banking income, which represents fees earned from the origination of mortgage loans for others, rose 193.4% to $178,000 in 2001 from $61,000 in 2000. The significant increase in mortgage banking income in 2001 resulted primarily from the decline in interest rates, which promoted increased home buying and home mortgage refinancing. Securities gains of $128,000 in 2001 resulted from the sale of investments at gains and reinvestment of the proceeds in more attractive alternative investments. No securities gains were recognized in 2000 or 1999.

Non-interest expenses.    Non-interest expenses were $3.3 million in 2001 compared to $2.6 million in 2000, an increase of $744,000 or 28.2%. We opened our new main office on Lawndale Drive in July 2000 and our third office on New Garden Road in December 2001. We experienced significant loan and deposit growth in 2001 as a result of the new offices and marketing efforts. Additional full time personnel were hired to staff the new branch locations and to support our growth. Occupancy and equipment expenses such as depreciation and utilities increased 27.2% to $523,000 in 2001 as a result of the new main office being open for all of 2001 and the third office opening in late 2001. Professional fees increased 62.7% in 2001 to $298,000 from $183,000 in 2000 due to fees related to the issuance of trust preferred securities and from increases in accounting and director fees. Outside data processing fees increased 39.8% to $199,000 in 2001 from $143,000 in 2000 as a result of new loan and deposit accounts booked in 2001 and the related costs of servicing these accounts by our outside data processing service. Advertising and promotion increased by 11.5% to $252,000 in 2001 from $226,000 in 2000 to help generate the growth attained in new loan and deposit accounts during 2001. Stationery, printing, and office supplies climbed 58.6 % to $210,000 and other expenses jumped 57.3% to $256,000 during 2001 to support the new offices and growth during 2001. We closely monitor non-interest expenses but expect additional increases in 2002 to support new products of internet banking and non-deposit investment products and to recognize a full year of expenses related to the third branch opened in December 2001.

Income taxes.    Income tax expense amounted to $126,000, or 23.8% of income, before income taxes in 2001 and $302,139, or 35.8% of income, before income taxes in 2000. The decline in the effective income tax rate in 2001 was the result of a benefit from lower reserves on deferred tax assets.

Financial condition.    Total assets were $151.5 million at December 31, 2001, an increase of $39 million or 34.7% over total assets of $112.5 million at December 31, 2000. Nearly all major asset categories of loans, investments, and premises and equipment increased over prior year amounts. Funding for the asset growth came primarily from an increase in deposits. Federal Home Loan Bank advances, retail repurchase agreements, and trust preferred securities also provided funding for the asset growth. We have continued our aggressive promotion and pricing of deposit products in order to establish and build market share. Our new main office, which was opened during 2000, had a positive effect on these activities, and we believe our personal service approach will continue to generate deposit growth. We regularly evaluate our deposit product offerings and attempt to meet the needs of all types of customers through both new products and modifications to existing products. We had approximately $11.6 million in deposits from other depository institutions at December 31, 2001.

The majority of our asset growth continues to occur in the loan portfolio. Total loans outstanding increased $24.0 million or 28.4% from $84.8 million at December 31, 2000 to $108.9 million at December 31, 2001. We believe our targeted marketing efforts, experienced lenders, local decision making, an emphasis on personal relationships and superior customer service have been key drivers of the loan growth. Approximately 75.8% of our loans at December 31, 2001 were secured by some form of real estate. At December 31, 2001 loans secured by one-to-four family residential properties comprised 21.7% of our loan portfolio while nonresidential properties, construction loans and multifamily residential properties comprised 19.7%, 27.0% and 7.4% of our loan portfolio, respectively. Another 19.2% were commercial loans with the balance in consumer and other loans.

Asset quality is a primary concern. A thorough credit analysis is made of each loan before it is made. Experienced lenders and a credit administrator review the loan’s structure including terms, rate, collateral and repayment sources in addition to adherence to our lending policy. On an ongoing basis, a risk rating program and other credit administration tools are utilized to monitor loans and overall asset quality. Nonperforming loans amounted to approximately $443,000 or 0.41% of loans outstanding and $254,000 or 0.30% of loans outstanding at December 31, 2001 and 2000, respectively. Our allowance for loan losses was 1.26% and 1.40% of loans outstanding at December 31, 2001 and 2000, respectively. Net loan charge-offs were 0.22% and 0.07% of average loans during 2001 and 2000, respectively.

Investment securities increased to $28.0 million at December 31, 2001 from $14.7 million at December 31, 2000, an increase of $13.3 million or 90.8%. Our investment securities portfolio consists primarily of U. S. government agency securities and mortgage backed securities issued by the U.S. government and quasi U. S. government agencies. Approximately 92.3% of the investment securities at December 31, 2001 were classified as available for sale and were recorded at market value. Changes in market value are reflected as a separate component of stockholders’ equity. We do not engage in the practice of trading securities.

Premises and equipment were $5.3 million at December 31, 2001 compared to $4.6 million at December 31, 2000. The increase in 2001 was largely due to the building and equipment associated with the new Jefferson Village branch location.

We opened for business on November 26, 1996 and have not paid any cash dividends to our stockholders. In September 2001, the Board of Directors approved a 10% stock dividend. A 10% stock dividend was also paid in 2000. An amount equal to the fair value of the shares distributed was reclassified from retained earnings to common stock and additional paid-in capital.

Liquidity.    In order to ensure that we have sufficient funds available for loan growth, deposit withdrawals, and daily operational needs, an adequate level of liquidity must be maintained. Liquidity sources consist of short-term investments that can be converted to cash such as deposits in other financial institutions and Federal funds sold, repayment of loans, and our ability to attract new deposits from existing and/or new customers. Our liquidity position is closely monitored and evaluated on a regular basis.

Investment Portfolio.    At June 30, 2002 and December 31, 2001, our investment portfolio comprised approximately 16.5% and 18.5% of total assets, respectively.

The following table summarizes the carrying value amounts of securities at the dates indicated. Available-for-sale securities are reported at estimated fair value and held to maturity securities are reported at amortized cost.

Analysis of Investment Securities/Amortized Cost and Market Values

	At June 30,				At December 31,
	2002		2001		2001		2000
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(Dollars in thousands)
Available for Sale
US agency securities	$14,612	$14,776	$9,020	$9,199	$14,961	$15,064	$12,407	$12,468
Mortgage-backed securities	9,590	9,790	4,073	4,067	9,592	9,568	900	892
Trust preferred stock	750	750	250	250	750	750	—	—
Restricted stock	530	530	380	380	480	480	380	380

	$25,482	$25,846	$13,723	$13,896	$25,783	$25,862	$13,687	$13,740

Held to Maturity
US agency securities	$—	$—	$—	$—	$—	$—	$635	$633
Mortgage-backed securities	1,777	1,793	267	272	2,146	2,117	305	307

	$1,777	$1,793	$267	$272	$2,146	$2,117	$940	$940

Total	$27,259	$27,639	$13,990	$14,168	$27,929	$27,979	$14,627	$14,680

The following table presents maturities and weighted average yields of debt securities at the dates indicated.

Analysis of Investment Securities

	At June 30, 2002
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$500	$14,112	$—	$—	$14,612	$14,776
Mortgage-backed securities	—	199	1,426	9,742	11,367	11,583
Trust preferred securities	—	—	—	750	750	750

Total	$500	$14,311	$1,426	$10,492	$26,729	$27,109

Weighted Average Yields
US agency securities	5.87%	4.91%	—	—	4.94%
Mortgage-backed securities	—	6.65%	5.39%	5.88%	5.83%
Trust preferred securities	—	—	—	5.08%	5.08%

	5.87%	4.93%	5.85%	5.61%	5.33%

	At December 31, 2001
	Due One Year or Less	One Year Through Five Years	Five Years Through Ten Years	Due After Ten Years	Total	Market Value
	(Dollars in thousands)
Investment Securities
US agency securities	$500	$13,462	$1,000	$—	$14,962	$15,064
Mortgage-backed securities	—	—	1,968	9,771	11,739	11,685
Trust preferred securities	—	—	—	750	750	750

Total	$500	$13,462	$2,968	$10,521	$27,451	$27,499

Weighted Average Yields
US agency securities	5.87%	5.02%	6.00%	—	5.11%
Mortgage-backed securities	—	—	5.78%	5.65%	5.67%
Trust preferred securities	—	—	—	5.08%	5.08%

	5.87%	5.02%	5.85%	5.61%	5.35%

Loan Portfolio.    We believe the loan portfolio is adequately diversified. There are no significant concentrations of loans to any particular individuals or industry, or group of related individuals or industries. There are no foreign loans. The following table presents, at the dates indicated, the composition of our loan portfolio by loan type:

Analysis of Loans

			At December 31,
	At June 30, 2002		2001		2000
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loans Secured by Real Estate:
Construction and Land Development	$35,122	28.67%	$29,395	27.00%	$17,565	20.71%
1-4 Family Residential Properties	26,566	21.68%	23,604	21.68%	19,760	23.30%
Multifamily Residential Properties	8,926	7.28%	8,072	7.41%	5,190	6.12%
Nonfarm Nonresidential Properties	23,866	19.48%	21,405	19.66%	18,579	21.91%

Total Loans Secured by Real Estate	$94,480	77.11%	$82,476	75.75%	$61,094	72.03%
Commercial and Industrial Loans	22,217	18.13%	20,863	19.16%	17,483	20.61%
Consumer	5,763	4.71%	5,407	4.97%	5,871	6.92%
All Other Loans	67	0.05%	136	0.12%	367	0.44%

Total Loans	$122,527	100.00%	$108,882	100.00%	$84,815	100.00%

The tables that follow show the loan portfolio at June 30, 2002 and December 31, 2001 by loan type, maturity and whether the interest rate is fixed or variable.

Analysis of Certain Loan Maturities
As of June 30, 2002

	Real Estate		Consumer		Commercial & All Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$25,485	26.97%	$2,732	47.41%	$11,317	50.79%	$39,534	32.27%
Due after one year through five years:
Fixed Rate	18,377	19.45%	1,938	33.63%	3,937	17.67%	24,252	19.79%
Variable Rate	22,850	24.19%	867	15.04%	6,576	29.51%	30,293	24.72%

	$41,227	43.64%	$2,805	48.67%	$10,513	47.18%	$54,545	44.52%
Due after five years:
Fixed Rate	$16,940	17.93%	$174	3.02%	$229	1.03%	$17,343	14.15%
Variable Rate	10,828	11.46%	52	0.90%	225	1.01%	11,105	9.06%

	$27,768	29.39%	$226	3.92%	$454	2.04%	$28,448	23.22%
	$94,480	100.00%	$5,763	100.00%	$22,284	100.00%	$122,527	100.00%

Analysis of Certain Loan Maturities
As of December 31, 2001

	Real Estate		Consumer		Commercial & All Other		Total
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Due within one year:	$24,832	30.11%	$2,854	52.78%	$10,296	49.03%	$37,982	34.88%
Due after one year through five years:
Fixed Rate	16,079	19.50%	1,569	29.02%	2,972	14.15%	20,620	18.94%
Variable Rate	14,421	17.48%	735	13.59%	7,488	35.66%	22,644	20.80%

	$30,500	36.98%	$2,304	42.61%	$10,460	49.81%	$43,264	39.74%
Due after five years:
Fixed Rate	$15,920	19.30%	$194	3.59%	$175	0.83%	$16,289	14.96%
Variable Rate	11,224	13.61%	55	1.02%	68	0.32%	11,347	10.42%

	$27,144	32.91%	$249	4.61%	$243	1.16%	$27,636	25.38%
	$82,476	100.00%	$5,407	100.00%	$20,999	100.00%	$108,882	100.00%

A certain degree of risk is inherent in the extension of credit. We have established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize credit losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of certain real estate collateral, problem loan management practices and collection procedures, and non-accrual and charge-off guidelines.

Loans secured by real estate mortgages comprised 77.1% and 75.8% of our loan portfolio at June 30, 2002 and December 31, 2001, respectively. Residential real estate loans consist mainly of first and second mortgages on single family homes. Loan-to-value ratios for these loans are generally limited to 90% for second mortgages and 85% for first mortgages, unless private mortgage insurance is obtained. Nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers with the real estate serving as a secondary source of repayment. Real estate construction loans generally consist of financing of commercial real estate projects and some one-to-four family dwellings. Usually the loan-to-cost ratios are limited to 80% and permanent financing commitments are required prior to advancing loan proceeds.

Commercial loans primarily represent loans to businesses and may be made on either a secured or unsecured basis. Commercial lending involves risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To manage this risk, initial and continuing financial analysis of a borrower’s financial information is generally required.

Allowance for loan losses.    The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

In reviewing the adequacy of the allowance each quarter and at year end, we consider our loan loss experience, current economic conditions affecting borrowers’ ability to repay, the volume of loans, trends in loan delinquencies, non-accruing and potential problem loans, and the quality of the collateral securing nonperforming and problem loans. We apply a consistent methodology that utilizes, among other things, a loan risk rating system and detailed loan reviews. Regulators review the adequacy of the allowance for loan losses as part of their periodic examinations and may require adjustments to the allowance based upon information available to them at the time of their examination. A summary our loan loss experience for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000 were presented earlier.

The following table presents the allocation of the allowance for loan losses at June 30, 2002 and 2001 and at the end of the years ended December 31, 2001 and 2000, compared with the percent of loans in the applicable categories of total loans.

Allocation of the Allowance for Loan Losses

	At June 30,				At December 31,
	2002		2001		2001		2000
	Amount	% Loans in Each Category	Amount	% Loans in Each Category	Amount	% Loans in Each Category	Amount	% Loans in Each Category
	(Dollars in thousands)
Balance at end of period applicable to:
Commercial	$552	18.13%	$403	19.53%	$411	19.16%	$356	20.61%
Real Estate	857	77.11	736	74.09	780	75.75	653	72.03
Consumer	107	4.71	104	6.31	96	4.97	95	6.92
All Other Loans	4	0.05	7	0.07	3	0.12	6	0.44
Unallocated	11	—	52	—	79	—	77	—

Total	$1,531	100.00%	$1,302	100.00%	$1,369	100.00%	$1,187	100.00%

Nonperforming loans.    When a loan is past due 90 days as to interest or principal or there is serious doubt as to collectibilty, the accrual of interest is generally discontinued unless the estimated fair value of the collateral is sufficient to assure the collection of the principal balance and accrued interest. A non-accrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The higher nonperforming loans and loan charge-offs in 2002 and 2001 compared to 2000 reflect a more realistic view of our loan quality as compared to unusually low levels of nonperforming loans and charge-offs in 2000. The following table sets forth information on nonaccrual loans, restructured loans, total nonperforming loans, and nonperforming assets at the dates indicated:

Nonperforming Assets

	At June 30,		At December 31,
	2002	2001	2001	2000
	(Dollars in thousands)
Nonaccrual loans	$753	$430	$443	$254
Restructured loans	—	—	—	—
Total nonperforming loans	753	430	443	254
Real estate owned	—	—	—	—

Total nonperforming assets	$753	$430	$443	$254

Accruing loans past due 90 days or more	$—	$—	$—	$—
Allowance for loan losses	1,531	1,302	1,369	1,187
Nonperforming loans to period end loans	0.61%	0.46%	0.41%	0.30%
Allowance for loan losses to nonperforming loans	203.32%	302.79%	309.03%	467.32%
Nonperforming assets to total assets	0.45%	0.34%	0.29%	0.23%

Deposits.    The maturity distribution of time deposits in excess of $100,000 or more at June 30, 2002 and December 31, 2001 is presented below. Such deposits may be more volatile and interest rate sensitive than other deposits.

Certificates of Deposit in Amounts of $100,000 or More

	At June 30, 2002	At December 31, 2001
	(Dollars in thousands)
Remaining maturity:
Three months or less	$7,951	$13,310
Over three through six months	5,928	2,639
Over six through twelve months	10,211	9,127
Over twelve months	6,045	2,707

	$30,135	$27,783

Interest rate sensitivity.    Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is a part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movements. We began actively measuring interest rate risk during the last half of 2001 using simulation analysis. Simulation analysis and past history indicate, in the absence of growth or changes in the mix of assets and liabilities, that our net interest income generally increases when short-term interest rates rise and declines when short-term interest rates fall. The table below reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Investment security prepayments and calls are estimated based on current interest rates and could vary significantly if interest rates change. Fixed rate loans are reflected at their contractual maturity date and variable loans are reflected when the loans may be repriced contractually. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management or the customer the opportunity to vary rates paid on these deposits within a thirty day or shorter period. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

Repricing Schedule as of June 30, 2002

	0-90 Days	91-365 Days	More than 1 Year to 3 Years	Over 3 Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Interest Bearing Other Banks	$425	$—	$—	$—	$425
Federal Funds Sold	7,256	—	—	—	7,256
Investment Securities	8,288	9,157	3,258	6,555	27,258
Loans	78,390	1,881	11,889	29,614	121,774

Total	$94,359	$11,038	$15,147	$36,169	$156,713

Interest-Bearing Liabilities
Savings, NOW and Money Market	$55,264	$—	$—	$—	$55,264
Time Deposits Over $100,000	7,951	16,139	5,945	100	30,135
Time Deposits Under $100,000	12,655	21,423	7,171	384	41,633
Federal Home Loan Bank Advances	6,000	—	—	3,000	9,000
Securities sold under agreements to repurchase	2,617	—	—	—	2,617
Trust preferred securities	3,000	—	—	—	3,000

Total	$87,487	$37,562	$13,116	$3,484	$141,649

Interest Sensitive Gap	$6,872	$(26,524)	$2,031	$32,685	$15,064

Cumulative Gap	$6,872	$(19,652)	$(17,621)	$15,064	$15,064

Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	107.85%	29.39%	115.48%	1038.15%	110.63%

Cumulative Ratio of Interest-Sensitive Assets to Interest-Sensitive Liabilities	107.85%	84.28%	87.25%	110.63%	110.63%

Return on equity and assets.    The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), cash dividend payout ratio (cash dividends declared divided by net income), and equity to asset ratio (average equity divided by average total assets) for each period indicated.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2002	2001	2001	2000
Return on Average Assets	0.25%	0.46%	0.31%	0.57%
Return on Average Stockholders’ Equity	3.85%	5.89%	4.23%	6.13%
Dividend Payout Ratio	—	—	—	—
Average Stockholders’ Equity as a Percentage of Average Assets	6.37%	7.80%	7.36%	9.27%

Capital resources.    We and Carolina Bank are subject to various regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain minimum ratios of capital to risk-weighted assets and average total assets. We and Carolina Bank exceeded all minimum capital requirements and met the requirements to be categorized as “well capitalized” at December 31, 2001.

Inflation.    Since our assets and liabilities are primarily monetary in nature, our performance is more affected by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not necessarily be the same.

While the effect of inflation on a financial institution is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and financial institutions will normally experience above average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.

BUSINESS

Who We Are

We are a bank holding company incorporated in August 2000 to own all of the common stock of Carolina Bank, a North Carolina-chartered commercial bank that originally opened for business in Greensboro, Guilford County, North Carolina in November 1996. Our principal activity is ownership of Carolina Bank, which engages in the commercial banking business. At June 30, 2002, we had total assets of $167.6 million, total deposits of $142.3 million, stockholders’ equity of $10.0 million and a book value per share of $9.65.

Since Carolina Bank opened in November 1996, we have accomplished the following:

•	Assembled a management team consisting of commercial bankers from our local markets who each have over 20 years of banking experience;

•	Reported 17 consecutive quarters of profitability beginning with the second quarter of 1998;

•
Established our banking presence in Guilford County, home of Greensboro and the Piedmont Triad, North Carolina’s second largest and the nation’s 37th largest Metropolitan Statistical Area according to the 2000 U.S. Census;

•	Opened a full service banking office in each of November 1996, July 2000 and December 2001 in our market area and opened a loan production office in Asheboro (Randolph County) in May 2002; and

•	Originated a diverse portfolio of loans that totaled $122.5 million at June 30, 2002.

We operate for the primary purpose of serving the banking needs of small to medium-sized businesses and retail customers in our market area. We provide most traditional commercial and consumer banking services, including personal and commercial checking and savings accounts, money market accounts, certificates of deposit, individual retirement accounts and related business and individual banking services. Our lending activities are concentrated in commercial lending but also include commercial loans to small-to-medium sized businesses, commercial leasing, and various consumer-type loans to individuals, including installment loans, credit card products, mortgage loans and equity lines of credit.

Our headquarters is located at 2604 Lawndale Drive, Greensboro, North Carolina. We operate two branch offices in Greensboro, one located at 3124 Friendly Avenue and the other located at 1601 Highwoods Boulevard. We opened a loan production office in Asheboro, North Carolina in May 2002.

Our Market Area

We consider our primary market area to be Greensboro and the Piedmont Triad area of North Carolina, primarily in Guilford County; and to a lesser extent, adjoining counties. We expect our presence in our market area to increase in the future. We serve our market area through three full service branch locations and one loan production office. Our customers may access various banking services through ATMs owned by Carolina Bank and ATMs owned by others, through check cards, and through our automated telephone banking service as well as our Internet banking product, SmartBanker II.

Guilford County had an estimated population of 421,048 in 2000 and the population of the Piedmont Triad was estimated at 1,464,390 in 2000. Guilford County has a balanced economy. Greensboro, with a population of approximately 223,891 in 2000, is the largest city in Guilford County and one of the largest cities in North Carolina. As of May 2002, Guilford County had a labor force of 217,720. As of the third quarter of 2000, the major employment sectors in Guilford County were services (26.76%), manufacturing (19.94%), retail trade (17.49%), government (9.98%), wholesale trade (7.37%) and construction (5.24%). Major employers include Jefferson Pilot Financial, American Express, Moses Cone Health Systems and R. F. Micro Devices. Guilford County also is the proposed hub for the mid-Atlantic region of Federal Express.

Lending Activities

General.    We provide a wide array of lending products targeted toward small to medium size businesses, individuals, and professional associations. Our lending activities consist of short to medium term commercial, mortgage, construction, equity lines and personal loans, both secured and unsecured. We also have a variety of revolving loans for both commercial and individual borrowers. We make residential mortgage loans which we either retain in our portfolio or sell directly to investors. Of these activities, we have tended to focus more on commercial lending to operating companies and mortgage loans to income producing businesses. We are primarily a secured lender, with over 77% of our portfolio secured by real estate. Our basic lending philosophy is to underwrite credits where we rely on repayment from operations rather than the sale of the collateral. Because of the high ratio of commercial loans relative to our total loan portfolio, we are asset sensitive, with nearly 65% of our portfolio tied to some form of a floating rate index. When interest rates increase, assuming we can maintain our current pricing on interest rate sensitive deposit products, our income should increase because the rates on the majority of our loans increase. Decreases in interest rates could have a negative impact on income until we can reprice our deposits to better match the decreasing rates on our loans.

Credit policies and administration.    We employ an experienced and well-trained staff of lenders and senior management team. This team has developed a comprehensive credit administration policy and procedures to manage our portfolio. These policies prohibit too much concentration in certain businesses and industries, collateral and types of loans to insure we have a properly balanced portfolio.

Our Board of Directors approves our lending policies at least annually and updates them during the year as appropriate. The Commissioner of Banks for the State of North Carolina and the FDIC also review our policies. We also engage an independent third party to review our loan portfolio for underwriting and compliance.

Our individual lenders are all seasoned bankers from our local markets. They may approve loans up to designated limits based on loan size and collateral. Loans that exceed a lender’s individual limits must be approved by either the Senior Loan Officer, Credit Policy Officer, or President and Chief Executive Officer. Loans over the limit of the President and Chief Executive Officer are approved by the Board of Directors. All lines of credit are reviewed annually.

Our longer term loans over five years may have amortizations that approach 15 years, and, in a few cases, 20 years. However, most of these loans have either an interest rate call or principal payment balloon within 5 years or less. These provisions are to protect us if interest rates increase and to assure us that the repayment ability remains sound.

Commercial real estate loans.    We target and develop relationships with a number of developers of real estate projects in our market. These loans are retained in our portfolio rather than sold as is more often the case with fixed rate residential real estate mortages. As of June 30, 2002, 19.5% of our loans were secured by commercial real estate. Our Board of Directors reviews our concentration in real estate quarterly.

Commercial real estate lending entails significant additional risk compared with residential lending. It typically involves larger loan balances concentrated with either a single borrower or groups of related borrowers. Additionally, the repayment of income producing properties is often dependent on the success of the tenants/lessees in the project. We carefully underwrite each loan and project to insure adequate debt service coverage and limit loan to value ratios to 85% of appraised value. The location of the collateral is evaluated as well, along with the financial strength of the owners/principals, who are often required to personally guarantee the debt.

Construction lending is one of our core businesses. As of June 30, 2002, 28.7% of our total loans were in this category. These loans are to commercial developers and residential contractors in our market. We make construction loans on homes that are considered “first homes” as well as homes valued in excess of $500,000. For residential builders, we generally limit the number of unsold home construction projects financed by us and other lenders to allow us to control overall risk. Inspections by our lenders and/or contracted servicing agents are made on each loan before advances are made. In the case of commercial development, we require, in addition to our staff, certified draw inspection by engineers or architects to insure accuracy in billings.

Commercial and industrial loans.    As of June 30, 2002, 18.1 % of our portfolio consisted of commercial and industrial loans. Included in this category are working capital loans made to operating companies, which are secured by real estate. This category also includes those loans not secured by real estate, but other forms of collateral such as equipment, accounts receivable, leases on commercial assets, and forms of liquid investments, such as deposits with Carolina Bank or marketable securities.

Commercial loans have higher levels of risk than do residential mortgage loans. However, due to their ability to reprice more frequently, more efficient use of staff time to total return, and generally higher deposit relationships with Carolina Bank, they remain highly desirable. These loans, like their real estate counterparts, are fully underwritten for primary, secondary, and in some cases, tertiary sources of repayment. Strength of overall financial condition, collateral valuation, servicing risks, and guarantor support are also considered before we approve a loan.

Consumer loans:    Our consumer loans, which accounted for 4.7% of total loans at June 30, 2002, are primarily installment loans for a variety of personal needs by our customers. These loans are generally secured by automobiles, liquid assets such as deposits with Carolina Bank and securities, trucks, campers, and other recreational pleasure craft. Due to the highly depreciable nature of some of these assets, we limit our advance rate accordingly, and require that the borrower have the ability to cover any deficiency, if one were to exist. Loss of job, marriage, illness, or bankruptcy can endanger the repayment of a consumer loan. Each borrower generally must demonstrate evidence that he or she has a satisfactory repayment history and has the personal debt to income ratio to support the loan.

Loan participations.    Greensboro and Guilford County are heavily dominated by manufacturing companies of all types and, due to its strategic location in the Piedmont Triad, large commercial real estate projects. As a full service community bank, we are often asked to lend monies to one borrower, which exceeds our legal lending limit which was $2.1 million at June 30, 2002. In order to maximize and maintain those relationships, we often use loan participations with other banks, with whom we are familiar and do not compete against, to meet the credit needs of our customer. As of June 30, 2002, we had participated with as many as seven different banks approximately $29.0 million in aggregate loans, which exceeded our limit. Legal lending limits are set by federal and state banking laws. An increase in capital of Carolina Bank will allow a corresponding increase in our lending limit. This would allow Carolina bank to buy back participations with these other banks, if we choose.

Nonperforming Assets

The table sets forth, for the dates indicated, information about our nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets.

Nonperforming Assets

	At June 30,		At December 31,
	2002	2001	2001	2000
	(Dollars in thousands)
Nonaccrual loans	$753	$430	$443	$254
Restructured loans	—	—	—	—
Total nonperforming loans	753	430	443	254
Real estate owned	—	—	—	—

Total nonperforming assets	$753	$430	$443	$254

Accruing loans past due 90 days or more	$—	$—	$—	$—
Allowance for loan losses	1,531	1,302	1,369	1,187
Nonperforming loans to period end loans	0.61%	0.46%	0.41%	0.30%
Allowance for loan losses to nonperforming loans	203.32%	302.79%	309.03%	467.32%
Nonperforming assets to total assets	0.45%	0.34%	0.29%	0.23%

Our financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless a loan is placed on nonaccrual basis. Loans are accounted for on a nonaccrual basis when there are serious doubts about the collectibility of principal or interest. In general, a loan is placed on nonaccrual status when the loan becomes past due 90 days. Loans are also placed on nonaccrual status in cases where there is uncertainty as to whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal, have been granted due to the borrower’s weakened financial condition.

Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur.

At June 30, 2002, we had $753,000 in nonaccrual loans. Interest foregone on nonaccrual loans was approximately $38,000 for the six months ended June 20, 2002 and $28,000 for the year ended December 31, 2001.

Analysis of Allowance for Loan Losses

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. The allowance for loan losses is increased by provisions charged to operations and by recoveries of amounts previously charged off, and reduced by loans charged off. The adequacy of the allowance is evaluated at least quarterly. In evaluating the adequacy of the allowance, the growth, composition and industry diversification of the portfolio, historical loan loss experience, current delinquency levels, adverse situations that may affect a borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other relevant factors from our history of operations are all considered. Because of our limited history, the loss experience and allowance levels of other similar banks and the historical experience encountered by management and senior lending officers prior to joining our organization are also considered. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require additions for estimated losses based upon judgments different than ours.

We use a risk grading program to facilitate the evaluation of probable inherent loan losses and the adequacy of the allowance for loan losses. In this program, risk grades are initially assigned by loan officers, reviewed by our credit policy officer, and reviewed by an independent third party. We strive to maintain the loan portfolio in accordance with conservative loan underwriting policies that result in loans specifically tailored to the needs of our market. Every effort is made to identify and minimize the credit risks associated with such lending strategies. We have no foreign loans and do not engage in highly leveraged transactions.

We follow a loan review program designed to evaluate the credit risk in the loan portfolio. Through this loan review process, an internally classified watch list that helps us assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses is maintained. In establishing the appropriate classification for specific assets, we consider, among other factors, the estimated value of the underlying collateral, the borrower’s ability to repay, the borrower’s payment history and the current delinquent status. As a result of this process, certain loans are categorized as substandard, doubtful or loss and reserves are allocated based on our judgment and past experience.

Loans classified as “substandard” are those loans with clear and defined weaknesses such as unfavorable financial ratios, uncertain repayment sources or poor financial condition that may jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some losses if the deficiencies are not corrected. Loans classified as “doubtful” are those loans that have characteristics similar to substandard loans but with an increased risk that collection or liquidation in full is highly questionable and improbable. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be achieved in the future. As a practical matter, when loans are identified as loss they are charged off against the allowance for loan losses. In addition to the above classification categories, loans are also categorized based upon risk grade and loan type, assigning an allowance allocation based upon each category.

The allowance for loan losses represents our estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. Specific allowances are made that are allocated to certain individual loans and pools of loans based on risk characteristics, as discussed below. While we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established the allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the portfolio, will not require an increase in the allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed herein. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

Our portfolio of investment securities, all of which are available for sale, consists of U.S. Government agency securities, mortgage-backed securities and other securities.

Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value with any unrealized gains or losses reflected as an adjustment to stockholders’ equity. Securities held for indefinite periods of time include securities that we intend to use as part of our asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment

The following table summarizes the amortized costs, gross unrealized gains and losses and the resulting market value of securities available for sale and held to maturity:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
June 30, 2002

Available for sale
U.S. agency obligations	$14,612	$164	$—	$14,776
FNMA mortgage-backed securities	9,590	200	—	9,790
Restricted stock	530	—	—	530
Other securities	750	—	—	750

	$25,482	$364	$—	$25,846

Held to maturity
FNMA and GNMA mortgage-backed securities	$1,777	$16	$—	$1,793

June 30, 2001

Available for sale
U.S. agency obligations	$9,020	$179	$—	$9,199
FNMA mortgage-backed Securities	4,073	4	10	4,067
Restricted stock	380	—	—	380
Other securities	250	—	—	250

	$13,723	$183	$10	$13,896

Held to maturity
FNMA and GNMA mortgage-backed securities	$267	$5	$—	$272

Deposit Activities

We provide a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by us based on competitive market factors and the desire to increase or decrease certain types or maturities of deposits.

We periodically use brokered deposits as consistent with asset and liability management policies. At June 30, 2002, we had approximately $16.0 million in time deposits from other depository institutions, $3.9 million in brokered deposits and $5.5 million in public fund deposits. Public fund deposits are collateralized by securities.

We offer a variety of deposit programs to individuals and small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. For some of our corporate customers who require such a service, we provide a courier service for non-cash deposit pickup. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average R ate
	(Dollars in thousands)
Interest-bearing NOW and money market accounts	$43,942	2.11%	$33,608	3.69%	$24,055	4.95%
Time deposits greater than $100,000	28,135	3.18%	21,964	5.69%	14,971	6.27%
Other time deposits	40,316	4.29%	41,046	5.85%	33,130	6.25%

Total interest-bearing deposits	112,393	3.16%	96,618	5.06%	72,156	5.82%
Demand and other non-interest-bearing deposits	13,560		11,477		8,601

Total average deposits	$125,953	2.82%	$108,095	4.52%	$80,757	5.20%

Borrowings

As an additional source of funding, we use advances from the Federal Home Loan Bank of Atlanta. Outstanding advances at June 30, 2002 were as follows:

Maturity	Interest Rate	Amount
		(In thousands)
July 2002	2.06%	$6,000
June 2010	6.05	3,000

		$9,000

The following table summarizes balance and rate information for our borrowings as of the dates and for the periods indicated.

	At or for the Six Months Ended June 30, 2002
		At or for the Year Ended December 31,
		2001	2000
	(Dollars in thousands)
Amounts outstanding at end of period:
Advances from the Federal Home Loan Bank:
Amount	$9,000	$8,000	$3,000
Weighted average rate	3.39%	4.66%	6.05%
Maximum amount outstanding at any month-end:
Advances from the Federal Home Loan Bank	$9,000	$8,000	$6,000
Averages during the period:
Advances from the Federal Home Loan Bank
Average balance	$8,873	$5,205	$3,041
Weighted average rate	3.56%	5.63%	4.84%

Pursuant to collateral agreements with the Federal Home Loan Bank, advances are secured by a blanket lien on the residential loan portfolio.

We also have available lines of credit totaling $4.5 million from correspondent banks at June 30, 2002, of which none was outstanding.

Banking Technology

We provide our customers with 24 hour telephone banking, SmartBanker I, that permits our depositors to check balances, last cleared checks and confirm deposits. We also provide Internet banking through our web-based banking product, SmartBanker II. As a convenience, we further offer check imaging to all transaction account customers.

Carolina Bank has five ATM facilities. Our ATM cards are linked to the nationwide Cirrus®, Plus® and Star® systems, allowing our customers to withdraw funds from any ATM machine honoring these systems. We also provide free ATM access to customers by rebating foreign ATM transaction costs.

Trust Preferred Securities

On March 2, 2001, we formed a business trust under the laws of the State of Delaware. This business trust, called CBHI Capital Trust I, was formed in order to allow us to issue trust preferred securities. We also entered into a trust agreement with Wilmington Trust Company, as property trustee and an indenture with Wilmington Trust Company, as indenture trustee. We also executed a guarantee agreement with Wilmington Trust Company, as guarantee trustee, for the benefit of the holders of our trust preferred securities.

On March 7, 2001 we privately placed 3,000 shares of CBHI Capital Trust I Prime Plus 0.5% trust preferred securities, having a liquidation value of $3.0 million and a maturity of March 2031. The trust preferred securities have a dividend yield equal to the current prime rate plus 0.5% of their face value annually and distributions are paid on a quarterly basis. We can defer the dividend payments for up to twenty consecutive quarters. We can redeem the trust preferred securities on or after March 31, 2004, with the prior approval of the Federal Reserve Board. We can also redeem the trust preferred securities earlier than March 31, 2004 under special circumstances.

Our source of funds for the required interest payments on the trust preferred securities is dividends payable to us by Carolina Bank. Carolina Bank may not pay any dividends to us if it has an accumulated deficit. The amount of any interest deferred also bears interest and must be paid at such time as funds are available to us.

Competition

Commercial banking in our market area and in North Carolina in general is highly competitive in large part due to early adoption of statewide branching. We compete in our market area with some of the largest banking organizations in the state and the country as well as other financial institutions, such as federal and state-chartered savings and loan institutions and credit unions, consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit or taking investment monies such as mutual funds and brokerage firms. Many of our competitors have broader geographic markets and higher lending limits than us and are also able to provide more services and make greater use of media advertising. In Greensboro, North Carolina, for example, there are currently 93 offices of 16 different commercial banks (including the largest banks in North Carolina). While we typically do not compete directly for loans with these larger banks, they do influence our deposit products. We do compete more directly with mid-size and small community banks that have offices in our market area. There are also a number of other community banks in and around our market area that have a direct competitive effect as borrowers tend to “shop” the terms of their loans and deposits.

The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina.

Despite the competition in our market area, we believe that we have certain competitive advantages that distinguish us from our competition. One of our principal advantages is our local decision-making process as opposed to electronic, remote or out-of-market decisions. We believe that our primary competitive advantages are our bankers, each of whom is well known in his or her community with strong personal and business ties to that community with a loyal customer following. We offer customers modern banking services without forsaking community values such as prompt, personal service and friendliness. We offer many personalized services and attract customers by being responsive and sensitive to their individualized needs. We believe our approach to business builds goodwill among our customers, shareholders, and the communities we serve that results in referrals from shareholders and satisfied customers. We also rely on traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors serve on boards of local civic and charitable organizations.

Properties

The following table sets forth the location of our main office and branch offices, as well as certain information relating to these offices to date.

Office Location	Year Opened	Approximate Square Footage	Own/Lease

Main Office 2604 Lawndale Drive Greensboro, NC	2000	12,000	Own

Friendly Center Office 3124 Friendly Avenue Greensboro, NC	1996	5,300	Lease

Jefferson Village Office 1601 Highwoods Blvd. Greensboro, NC	2001	3,000	Own

Loan Production Office 505 South Church Street Asheboro, NC	2002	1,250	Lease

Employees

As of June 30, 2002, we had 37 full-time employees. None of these employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

There are no pending legal proceedings to which we are a party, or of which any of our property is the subject.

MANAGEMENT

Directors

The following individuals serve as directors of Carolina Bank Holdings.

Name and Age	Positions with Company	Year in Which First Elected(1)	Principal Occupation and Business Experience for the Past Five Years
Robert T. Braswell (50)	Director, President and Chief Executive Officer	1996
President and Chief Executive Officer of Carolina Bank since June 1996; prior to that, President and Chief Executive Officer of SouthTrust Bank of the Piedmont, Greensboro, NC from June 1995 to May 1996; Senior Vice President and Senior Loan Officer of SouthTrust Bank of North Carolina, N.A. from March 1991 to June 1995.

Gary N. Brown (56)	Director	1996	President, Gary Brown Associates, Inc. (computer software sales), Colfax, NC
George E. Carr (58)	Director	2000	President, Beacon Management, Inc. (developer of low to moderate income, multifamily homes), Greensboro, NC
John D. Cornet (54)	Chairman of the Board of Directors	1996	President, JDC Associates LLC (management consulting firm), Greensboro, NC
Judy H. Fuller (59)	Director	1996	Secretary, Fuller Real Estate Management Co., Inc. (real estate management), Burlington, NC
James E. Hooper (44)	Director	2000	President and Chief Executive Officer, Staunton Capital, Inc. (manufacturing firm), Greensboro, NC
Edward A. Hoyle (71)	Director	1996	Retired; previously Agency Manager for State Farm Insurance Company, Burlington, NC

(1)
The year first elected indicates the year in which each individual was first elected a director of Carolina Bank or Carolina Bank Holdings, as applicable, and does not necessarily reflect a continuous tenure.

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

Board Fees.    Each non-employee director is paid a fee of $300 for each Board of Directors meeting attended, all of which is subject to our deferred compensation plan. The Chairman of the Board of Directors receives an additional monthly retainer of $800.

1997 Nonstatutory Stock Option Plan for Directors.    The shareholders of Carolina Bank ratified the 1997 Nonqualified Stock Option Plan for Directors at the 1997 annual meeting of shareholders. The Nonqualified Plan originally provided for the issuance of options to purchase up to 78,368 shares (subject to adjustment for dilution) of Carolina Bank’s common stock. Upon the formation of Carolina Bank Holdings as the holding company for Carolina Bank on October 31, 2000, Carolina Bank Holdings adopted the Nonstatutory Plan. All options to purchase shares of Carolina Bank’s common stock outstanding at the time of Carolina Bank Holdings’ formation, were converted into options to purchase shares of the common stock of Carolina Bank Holdings. All options available under this Nonqualified Plan have been granted.

Executive Officers

Set forth below is certain information regarding the individuals who serve as executive officers of both Carolina Bank Holdings and Carolina Bank.

Robert T. Braswell, 50, is our President and Chief Executive Officer. Mr. Braswell has served as President and Chief Executive Officer of Carolina Bank Holdings since its organization in 2000 and Carolina Bank since its organization in 1996. Prior to that, Mr. Braswell served as President and Chief Executive Officer of Bank of the Piedmont, Greensboro, North Carolina from June 1995 to May 1996, and as Senior Vice President and Senior Loan Officer of SouthTrust Bank of North Carolina, N.A. from March 1991 to June 1995.

T. Allen Liles, 49, is our Executive Vice President and Chief Financial Officer. Mr. Liles joined us in July 2001 as Treasurer and Secretary of Carolina Bank Holdings and Senior Vice President, Chief Financial Officer and Secretary of Carolina Bank. Prior to that, Mr. Liles, served as Senior Vice President, Secretary, Treasurer and Chief Financial Officer of American National Bankshares, Inc., Danville, Virginia from January 1998 to July 2001. Mr. Liles also served as President and Chief Executive Officer of Strategic Focus, Inc. (Consulting and Financial Services), Asheboro, North Carolina from July 1996 to January 1998 and as Senior Vice President, Centura Banks from June 1995 to June 1996.

The following individuals serve only as executive officers of Carolina Bank.

Gunnar N. R. Fromen, 53, is our Executive Vice President and Senior Loan Officer. Mr. Fromen has served as Senior Vice President and Senior Loan Officer of Carolina Bank since March 1998. Prior to that, Mr. Fromen served Executive Vice President and Director of General Banking Services, High Street Banking Company, Asheville, North Company from October 1997 to January 1998; First Vice President, Community Banking Executive, Commercial Business Development Officer, Central Carolina Bank and Trust Company, Salisbury, North Carolina from May 1995 to February 1997; Senior Vice President, Regional Executive and Retail Banking Manager, Security Capital Bancorp, Salisbury, North Carolina, from January 1991 to May 1995.

Thomas E. Smith, 48, has served as the Senior Vice President—Retail Banking since July 1995. Prior to that he served as Vice President and City Executive of the Community Bank, Pilot Mountain, North Carolina from April 1992 to July 1995 and Senior Vice President, FirstSouth Bank, Burlington, North Carolina from March 1989 to March 1992.

Vince Howard, Jr., 56, is the Senior Vice President—Credit Policy of Carolina Bank and has served in that position since February 2000. He held various positions at Bank of America from 1972 to 2000 including Senior Vice President and Credit Policy Officer, Commercial and Real Estate Credit Policy Officer, Loan Review Officer, Commercial Banking Manager and Commercial Lender.

Executive Compensation.    We have entered into employment agreements with Robert T. Braswell, Thomas E. Smith, Gunnar N. R. Fromen, and T. Allen Liles, to establish their duties and compensation and to provide for their continued employment. The employment agreements provide for an initial term of employment of three years. The employment agreements provide for annual base salary to be reviewed by our Board of Directors not less often than annually. In addition, the employment agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by us on behalf of our employees, as well as fringe benefits normally associated with the officers’ respective offices or made available to all other employees. The employment agreements provide that each officer may be terminated for “cause” (as defined in the employment agreements), and may otherwise be terminated by us (subject to vested rights) or by each officer.

The employment agreements provide that in the event of a “termination event” following a change in control of Carolina Bank (i) the employee shall be able to terminate the agreement and receive 299% of his base amount of compensation and (ii) the term of the agreement shall be not less than 36 months from the employee’s notice of termination of the agreement. A “termination event” will occur if (i) the employee is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with Carolina Bank in effect at the time of the change in control; (ii) the employee’s annual base salary rate is reduced below the annual amount in effect as of the change in control; (iii) the employee’s life insurance, medical or hospitalization insurance, disability insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by Carolina Bank to the employee as of the date of the change in control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of Carolina Bank who participated in such benefits prior to the change in control; or (iv) the employee is transferred to a location which is an unreasonable distance from his current principal work location, without the employee’s express written consent.

A change in control of Carolina Bank will occur if (i) any individual or entity, directly or indirectly, acquires beneficial ownership of voting securities or acquires irrevocable proxies or any combination of voting securities and irrevocable proxies, representing 25% or more of any class of voting securities or Carolina Bank, or acquires control in any manner of the election of a majority of the directors of Carolina Bank; (ii) Carolina Bank is consolidated or merged with or into another corporation, association or entity where Carolina Bank is not the surviving corporation; or (iii) all or substantially all of the assets of Carolina Bank are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group. The employment agreements also provide for restrictions on each officer’s right to compete with Carolina Bank for a period of one year after termination of employment. These noncompetition restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a change in control.

The following table shows the cash and certain other compensation paid to or received or deferred by Robert T. Braswell for services in all capacities during 2001, 2000, and 1999. No other executive officer of Carolina Bank Holdings or Carolina Bank received compensation for 2001 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation
	Year	Salary	Bonus	Other Annual Compensation	Awards
Name and Principal Position					Options
Robert T. Braswell, President and Chief Executive Officer	2001 2000 1999	$148,333 137,500 121,327	$0 43,193 32,915	$(1) (1) (1)	2,200 0 15,609	(2) (2)

(1)	Aggregate value of non-cash benefits received did not exceed 10% of cash compensation paid.
(2)	Adjusted for a 10% stock dividend paid in 2000 and 2001.

Stock Options

The shareholders of Carolina Bank ratified the 1997 Incentive Stock Option Plan at the 1997 Annual Meeting of shareholders. This Incentive Plan provides for the issuance of options to purchase up to 78,368 shares (subject to adjustment for dilution) of Carolina Bank’s common stock. Upon the formation of Carolina Bank Holdings as the holding company for Carolina Bank in October 2000, Carolina Bank Holdings assumed the Incentive Stock Option Plan. All options to purchase shares of Carolina Bank’s common stock outstanding at the time of Carolina Bank Holdings’ formation were converted into options to purchase shares of the Common Stock of Carolina Bank Holdings. The following table sets forth information regarding options to purchase shares of Carolina Bank Holdings’ Common Stock that were granted to Mr. Braswell under this Incentive Plan during the fiscal year ended December 31, 2001.

OPTION GRANTS IN FISCAL YEAR 2001 (INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees	Exercise or Base Price ($/Share)		Expiration Date	Grant Date Value
Robert T. Braswell	2,200	(2)	14.08%	$8.18	(2)	Feb. 20, 2011	0

(1)	Such Incentive Stock Options are subject to a one-year vesting period.
(2)	Adjusted for a 10% stock dividend in 2001.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2001.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
AND FISCAL YEAR END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001	Value of Unexercised In-the-Money Options at December 31, 2001(1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Robert T. Braswell	0	0	31,286/2,200	$2,190/$154

(1)	Our stock price on December 31, 2001 was $8.25 per share.

401(k) Savings Plan

We have established a 401(k) Savings Plan in which all employees who meet certain eligibility requirements may participate. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. We make a 50% matching contribution up to a maximum of 6% of compensation.

Indebtedness of and Transactions with Management

We have had, and expect to have in the future, banking transactions in the ordinary course of business with certain of our directors and executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Beneficial Ownership of Securities by Management and Nominees

As of August 31, 2002, there were no persons who were known to management who beneficially own more than 5% of our common stock, except those listed below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael and Barbara Bruce(1) Greensboro, NC	76,251	7.32

Mark and Marsha Cole(1) Greensboro, NC	61,468	5.90

(1)	To the best knowledge of management, the individuals named above exercise sole voting and investment power over the above listed shares.

The following table lists the individual beneficial ownership of our common stock as of August 31, 2002, by our directors and executive officers.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)
Robert T. Braswell Greensboro, NC	36,275	3.16%

Gary N. Brown Summerfield, NC	29,857	2.60%

George E. Carr Greensboro, NC	7,443	0.65%

John D. Cornet Greensboro, NC	20,447	1.78%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Class(3)

Judy H. Fuller Burlington, NC	49,178	4.29%
James E. Hooper Greensboro, NC	24,125	2.10%
Edward A. Hoyle, Jr. Burlington, NC	24,622	2.15%
All directors, and executive officers as a group (11 persons)	232,684	20.29%

(1)
Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell—726 shares.

(2)
Included in the beneficial ownership tabulations are the following options to purchase shares of Common Stock: Mr. Braswell—33,486 shares; Mr. Brown—8,390 shares; Mr. Carr—3,043 shares; Mr. Cornet—14,095 shares; Ms. Fuller—6,517 shares; Mr. Hooper—3,043 shares and Mr. Hoyle—8,390 shares. These options are capable of being exercised within 60 days of August 31, 2002 and therefore, under the beneficial ownership rules of the Securities and Exchange Commission, are deemed to be owned by the holder.

(3)
The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 1,041,410 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of August 31, 2002.

(4)	Includes 3,850 shares owned by Mr. Carr’s business.
(5)	Includes 293 shares owned by Mr. Cornet’s spouse.
(6)	Includes 20,917 shares owned by Mr. Hooper’s business.

SUPERVISION AND REGULATION

Regulation of Carolina Bank

Carolina Bank is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Carolina Bank Holdings and Carolina Bank.

State law.    Carolina Bank is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and Carolina Bank is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of Carolina Bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

Deposit insurance.    As a member institution of the FDIC, Carolina Bank’s deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The Bank Insurance Fund assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

Capital requirements.    The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. “Tier 1,” or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. “Tier 2,” or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of June 30, 2002, Carolina Bank was classified as “well-capitalized” with Tier 1 and Total Risk-Based Capital of 9.96% and 11.16% respectively.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank’s capital adequacy, an assessment of the bank’s interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization’s interest rate risk management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization’s procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the “Federal Deposit Insurance Corporation Improvement Act of 1991” below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Carolina Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

Federal Deposit Insurance Corporation Improvement Act of 1991.    In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991, which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. The FDIC Improvement Act provides for, among other things:

•	publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

•	the establishment of uniform accounting standards by federal banking agencies,

•
the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

•	additional grounds for the appointment of a conservator or receiver, and

•	restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

The FDIC Improvement Act also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of the FDIC Improvement Act is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to the FDIC Improvement Act, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

The FDIC Improvement Act provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. The FDIC Improvement Act also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.    On October 26, 2001, the USA Patriot Act of 2001 was enacted. This Act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, which sets forth anti-money laundering measures affecting insured depository institutions, broker-dealers and other financial institutions. The Act requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on the operations of financial institutions. We have not as yet determined the impact that this Act will have on our operations although the impact is not expected to be material.

Miscellaneous.    The dividends that may be paid by Carolina Bank are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless Carolina Bank’s capital surplus is at least 50% of its paid-in capital.

Our earnings will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or our business and earnings.

We cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect on our operations.

Regulation of Carolina Bank Holdings

Federal regulation.    We are subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

We are required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for us to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

Our merger or consolidation with another bank, or our acquisition of assets of another bank, or the assumption of liability by us to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and the North Carolina Banking Commission may be required.

We are required to give the Federal Reserve Board prior written notice of any purchase or redemption of our outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of our consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

Our status as a registered bank holding company under the Bank Holding Company Act does not exempt us from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

•	making or servicing loans;

•	performing certain data processing services;

•	providing discount brokerage services;

•	acting as fiduciary, investment or financial advisor;

•	leasing personal or real property;

•	making investments in corporations or projects designed primarily to promote community welfare; and

•	acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

However, with the passage of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, which became effective on March 11, 2000, the types of activities in which a bank holding company may engage were significantly expanded. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a “financial holding company.” A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities and activities that the Federal Reserve Board considers to be closely related to banking.

A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well capitalized” under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve Board that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. Carolina Bank Holdings has not yet elected to become a financial holding company under the Modernization Act.

Under the Modernization Act, the Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions. We cannot predict the full sweep of the new legislation.

Capital requirements.    The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

•	a leverage capital requirement expressed as a percentage of adjusted total assets;

•	a risk-based requirement expressed as a percentage of total risk-weighted assets; and

•	a Tier 1 leverage requirement expressed as a percentage of adjusted total assets.

The leverage capital requirement consists of a minimum ratio of total capital to total assets of 4%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders’ equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others. At June 30, 2002, we had Tier 1 and Total Risk-Based Capital of 7.69% and 11.25%, respectively.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

The Federal Reserve Board’s regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

Source of strength for subsidiaries.    Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Dividends.    As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends and to service holding company obligations depends primarily upon the cash dividends we receive from Carolina Bank. At present, our only source of income is dividends paid by Carolina Bank and interest earned on any investment securities we hold. We must pay our expenses from funds we receive from Carolina Bank or from investment securities we hold. Therefore, shareholders may receive dividends from us only to the extent that funds are available after payment of our expenses and the board decides to declare a dividend. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. We expect that, for the foreseeable future, any dividends paid by Carolina Bank to us will likely be limited to amounts needed to pay any separate expenses of Carolina Bank Holdings or to make required payments on our debt obligations, including interest on the debentures which will fund the interest payments on our trust preferred securities.

The FDIC Improvement Act requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution’s capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution’s potential future exposure from derivative transactions.

In addition, the agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies’ standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that we maintain, as a separate subsidiary, a depository institution in addition to Carolina Bank.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of Carolina Bank Holdings, Carolina Bank, any other subsidiary of Carolina Bank Holdings and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the FDIC Improvement Act.

Interstate Branching

Under the Riegle Community Development and Regulatory Improvement Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

North Carolina “opted-in” to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our Articles of Incorporation and Bylaws.

General

Our Articles of Incorporation authorize the issuance of up to 20,000,000 shares of capital stock, all of which consists of shares of common stock, par value $1.00 per share. Our Articles of Incorporation do not authorize the issuance of preferred stock.

Upon completion of the offering, assuming we elect to increase the size of the offering by 15% to 805,000 shares, there will be 1,846,410 shares of common stock outstanding and no shares of preferred stock issued and outstanding. Up to an additional 144,044 shares of common stock will be issuable upon exercise of outstanding options granted under our Incentive Stock Option Plan and Nonstatutory Stock Option Plan. See “MANAGEMENT—Director Compensation—1997 Nonstatutory Stock Option Plan for Directors” and “MANAGEMENT—Stock Options.”

Common Stock

Dividend rights.    As a North Carolina corporation, we are not directly subject to the restrictions on the payment of dividends applicable to Carolina Bank. Holders of shares of our common stock are entitled to receive such cash dividends as our Board of Directors may declare out of funds legally available for dividends. However, our payment of dividends will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under these provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. Our ability to pay dividends to the holders of shares of our common stock is, at least at the present time, largely dependent upon the amount of dividends Carolina Bank pays to us.

Voting rights.    Each share of our common stock entitles its holder to one vote on all matters upon which shareholders have the right to vote. Shareholders are not entitled to cumulate their votes for the election of directors. In addition, if our Board of Directors consists of nine or more directors, its members will be classified so that only approximately one-third of the directors will be elected each year.

Liquidation rights.    In the event of any liquidation, dissolution or winding up of our company, the holders of shares of our common stock are entitled to receive, after payment of all our debts and liabilities, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of Carolina Bank, we, as the holder of all shares of Carolina Bank common stock, would be entitled to receive, after payment of all debts and liabilities of Carolina Bank (including all deposits and accrued interest thereon) all remaining assets of Carolina Bank available for distribution in cash or in kind.

Preemptive rights; Redemption.    Holders of shares of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to call or redemption.

Trust Preferred Securities

On March 2, 2001, we formed a special purpose entity organized as a business trust under the laws of the State of Delaware. This business trust, called CBHI Capital Trust I, was formed in order to allow us to issue trust preferred securities. As part of the issuance of trust preferred securities, we entered into a trust agreement with Wilmington Trust Company, as property trustee and an indenture with Wilmington Trust Company, as indenture trustee, and we issued debentures to CBHI Capital Trust I under the indenture. We also executed a guarantee agreement with Wilmington Trust Company, as guarantee trustee, for the benefit of the eventual holders of our trust preferred securities.

On March 7, 2001 we privately placed 3,000 shares of CBHI Capital Trust I Prime Plus 0.5% Trust Preferred Securities, having a liquidation value of $3.0 million. The trust preferred securities have a dividend yield equal to the prime rate as defined in The Wall Street Journal plus 0.5% of their face value annually and distributions are paid on a quarterly basis. We can defer the dividend payments for up to twenty consecutive quarters. We can redeem the trust preferred securities on or after March 31, 2004, with the prior approval of the Federal Reserve Board. We can also redeem the trust preferred securities earlier than March 31, 2004 under certain special circumstances.

Our primary source of funds for the required interest payments on the trust preferred securities is dividends payable by Carolina Bank to us. However, Carolina Bank may not pay any dividends if it has an accumulated deficit.

Authorized But Unissued Shares

North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offering to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General.    The following is a summary of the material provisions of our Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our Board of Directors (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to the Articles of Incorporation and Bylaws of Carolina Bank Holdings in effect as of the date of this prospectus.

Classification of the Board of Directors.    Our Bylaws provide that if the number of directors is nine or more (the number of directors is currently seven), our Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. If our Board of Directors becomes classified, approximately one-third of its members will be elected each year, and two annual meetings will be required for our shareholders to change a majority of the members constituting the board.

Stockholder vote required to approve business combinations.    The Articles of Incorporation requires the approval of the holders of at least 67% of our outstanding shares of voting stock to approve certain business combinations and related transactions. Under North Carolina law, absent this provision, such business combinations, including mergers and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of common stock of a company and any other affected class of stock. Under our Articles of Incorporation, unless approved in advance by a majority of our Board of Directors who are “disinterested directors” in the transaction, a supermajority vote count of 67% will be required to approve any business combination.

Removal of directors; Filling vacancies.    Our Articles of Incorporation provide that shareholders may remove one or more of the directors with cause which includes (i) criminal prosecution and conviction during the course of a director’s service as a director of Carolina Bank Holdings of an act of fraud, embezzlement, theft, or personal dishonesty, (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees.

Vacancies occurring in the Board of Directors may be filled by our shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws.    Subject to certain restrictions described below, either a majority of our Board of Directors or our shareholders may amend or repeal our Bylaws. A bylaw adopted, amended or repealed by our shareholders may not be readopted, amended or repealed by the board. Generally, our shareholders may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporations Act.

The Board of Directors is permitted by our Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which Carolina Bank Holdings and its subsidiaries conduct business. Further, the board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.

Special meetings of shareholders.    Our Bylaws provide that special meetings of shareholders may be called only by the President or the Board of Directors.

Certain Provisions of North Carolina Law

We are subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of either our company or Carolina Bank. The Shareholder Protection Act generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Acquisition Act provides that any person or party who acquires “control shares” (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the “control shares” to be accorded voting rights and the holder of the “control shares” has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the “control shares.” The provisions of the Shareholder Protection Act and the Control Share Acquisition Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the Board of Directors of a company by groups or corporations interested in acquiring control of the company.

The acquisition of more than ten percent (10%) of our outstanding common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Securities Exchange Act of 1934, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

Prior approval of the Federal Reserve Board would be required for any acquisition of control of our company or Carolina Bank by any bank holding company under the Bank Holding Company Act. Control for purposes of the Bank Holding Company Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of our Board of Directors. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the Bank Holding Company Act.

The Securities Exchange Act of 1934 requires that a purchaser of any class of a corporation’s securities registered under the 1934 Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation’s business or corporate structure. In addition, any tender offer to acquire a corporation’s securities is subject to the limitations and disclosure requirements of the 1934 Act.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1934 Act and is, therefore, unenforceable.

Registrar and Transfer Agent

Carolina Bank serves as the registrar and transfer agent for our common stock.

Shares Eligible for Future Sale

Upon completion of the offering, we expect to have 1,846,410 shares of common stock outstanding (assuming we elect to increase the size of the offering by 15% to 805,000 shares), all of which will have been registered with the SEC under the 1933 Act and therefore eligible for resale without registration under the 1933 Act unless they were acquired by our directors, executive officers or other affiliates. Our directors, executive officers and affiliates generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the 1933 Act.

In general, under Rule 144 as currently in effect, an “affiliate” (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

As of June 30, 2002, we had outstanding options under our stock option plans to purchase an aggregate of 144,044 shares of our common stock at an exercise price equal to or less than the public offering price of the common stock, as specified on the cover page of this prospectus.

Prior to the offering, the common stock has been trading on the OTC Bulletin Board, and we cannot predict the effect, if any, that sales of our common stock or the availability of shares of our common stock for sale will have on the prevailing market price of our common stock after completion of the offering. We have applied to have our common stock listed for trading on the Nasdaq Small Cap Market. Nevertheless, sales of substantial amounts of our common stock in the public market could have an adverse effect on prevailing market prices.

UNDERWRITING

Our underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as sales agent for us on a best efforts basis, the 700,000 shares of our common stock offered by this prospectus together with up to 105,000 additional shares of our common stock should we elect to increase the offering. Because the offering will be conducted on a best efforts basis, and there is no minimum number of shares to be sold, McKinnon & Company is not obligated to purchase any shares if they are not sold to the public, and McKinnon & Company is not required to sell any specific number or dollar amount of shares.

McKinnon & Company has informed us that it proposes to sell the common stock as selling agent for us in part to the public at the offering price set forth on the cover page of this prospectus and in part through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the offering price. Each selected dealer will receive a commission of $             for each share that it sells. McKinnon & Company reserves the right to reject any order for the purchase of common stock through it in whole or in part.

We will pay McKinnon & Company a commission equal to 5% of the aggregate price of the shares sold in the offering.

We will also pay the expenses of the offering, which we expect to be approximately $225,000 and which we expect to consist of approximately $2,000 for registration and filing fees, $25,000 for printing, $138,000 for legal fees and $30,000 for accounting fees.

Pursuant to North Carolina law, the offering requires the sale of enough shares to support the cost of the offering. If we do not meet this requirement, all subscription funds will be returned to investors with interest. Once we have satisfied this requirement, funds received by the underwriter from investors in the offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the offering. Closing is expected to occur on or about             , 2002.

The price of the shares offered in the offering was determined by negotiations between us and McKinnon & Company and is based on a number of factors, including the per share book value of our common shares as of June 30, 2002, the trading history of our common shares, our history of earnings and our prospects for future earnings, our current performance and the prospects of the banking industry in which we compete, the general condition of the securities market at the time of the offering and the prices of equity securities of comparable companies.

The underwriter has advised us that it may make a market in the common stock. The underwriter, however, is not obligated to make a market in the common stock. Is also may discontinue any market making at any time without notice.

We have agreed to indemnify McKinnon & Company and the persons who control it against certain liabilities, including liabilities under the Securities Exchange Act of 1934 and the Securities Act of 1933 and liabilities arising from breaches of the representations, warranties and covenants contained in the underwriting agreement, and, under certain conditions, to contribute to any payment that McKinnon & Company may be required to make for those liabilities.

LEGAL MATTERS

Gaeta & Associates, P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this prospectus for us. Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina is counsel for the underwriter in connection with the offering.

EXPERTS

The audited consolidated financial statements of Carolina Bank Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, included in this prospectus, have been audited by Cherry, Bekaert & Holland, L.L.P., Greensboro, North Carolina, independent public accountants, as indicated in their report with respect thereto and included in this prospectus in reliance upon the authority of that firm as experts in giving said report.

WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement. If you want more information, write or call us at:

Carolina Bank Holdings, Inc.
Carolina Bank
2604 Lawndale Drive
Greensboro, North Carolina 27408
(336) 288-1898

We are subject to the informational requirements of the Securities Exchange Act of 1934 Act and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

Prior to our formation as the holding company for Carolina Bank on October 31, 2000, Carolina Bank was subject to the informational requirements of the 1934 Act and filed reports, proxy statements and other information with the FDIC. Carolina Bank’s filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC’s public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17th Street, NW, Room 6043, Washington, DC 20429.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2002	December 31, 2001
	(unaudited)
Assets
Cash and due from banks	$5,174,692	$6,947,791
Federal funds sold	7,256,000	2,538,000
Investment securities available-for-sale, at fair value	25,846,320	25,861,495
Investment securities held-to-maturity, at amortized cost	1,777,235	2,146,487
Loans	122,526,621	108,881,941
Less allowance for loan losses	(1,531,435)	(1,368,925)

Net loans	120,995,186	107,513,016
Premises and equipment, net	5,394,242	5,344,386
Other assets	1,129,202	1,164,310

Total assets	$167,572,877	$151,515,485

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	$15,221,423	$15,498,509
NOW, money market and savings	55,264,408	41,907,425
Time	71,767,856	67,248,253

Total deposits	142,253,687	124,654,187
Federal Home Loan Bank advances	9,000,000	8,000,000
Securities sold under agreements to repurchase	2,616,889	5,582,128
Trust preferred securities	3,000,000	3,000,000
Other liabilities and accrued expenses	653,449	689,170

Total liabilities	157,524,025	141,925,485
Common stock, $1 par value; authorized 20,000,000 shares; issued and outstanding 1,041,410 at 6/30/02 and 1,032,438 at 12/31/01	1,041,410	1,032,438
Additional paid-in capital	8,959,787	8,886,164
Retained earnings (deficit)	(192,747)	(380,330)
Accumulated other comprehensive income (loss)	240,402	51,728

Total stockholders’ equity	10,048,852	9,590,000

Total liabilities and stockholders’ equity	$167,572,877	$151,515,485

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Six Months Ended June 30,
	2002	2001
Interest Income:
Loans	$3,617,133	$3,831,089
Investment securities, taxable	738,929	520,139
Interest from federal funds sold	25,188	87,762
Other	9,154	69,190

Total interest income	4,390,404	4,508,180

Interest Expense:
NOW, money market, savings	463,690	701,925
Time deposits	1,313,216	1,849,678
Other borrowed funds	299,594	223,959

Total interest expense	2,076,500	2,775,562

Net Interest Income	2,313,904	1,732,618
Provision for Loan Losses	320,000	125,121

Net Interest Income After Provision for Loan Losses	1,993,904	1,607,497
Non-Interest Income:
Service charges	224,727	189,168
Mortgage banking income	83,980	86,482
Securities gains, net	0	55,547

Total non-interest income	308,707	331,197
Non-Interest Expense:
Salaries and benefits	1,068,244	808,748
Occupancy and equipment	291,678	252,869
Professional fees	166,895	126,380
Outside data processing	123,311	94,387
Advertising and promotion	119,653	137,581
Stationary, printing, supplies	131,962	97,500
Other	116,505	88,070

Total non-interest expense	2,018,248	1,605,535
Income Before Income Taxes	284,363	333,159
Income Tax Provision	96,780	62,000

Net income	$187,583	$271,159

Net Income per Common Share: *
Basic	$0.18	$0.26

Diluted	$0.18	$0.26

*	Per share amounts have been restated to reflect the impact of the 10% stock dividend issued in October 2001.

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Six Months Ended March 31,
	2002	2001
Net income	$187,583	$271,159
Other comprehensive income:
Unrealized holding gains arising during the period	188,674	80,424

Comprehensive income	$376,257	$351,583

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2002	2001
Cash flows from operating activities:
Net income	$187,583	$$271,159
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	320,000	125,121
Depreciation	112,902	115,778
(Gain) on sale of securities		(55,547)
Decrease (Increase) in other assets	35,108	(237,984)
Increase (Decrease) in other liabilities	(35,721)	87,535
Other operating activities	(3,138)	(50,023)

Net cash provided by operating activities	616,734	256,039

Cash flows from investing activities:
Origination of loans, net of principal collected	(13,790,680)	(8,616,026)
Proceeds from calls and sales of investment securites available for sale	2,855,000	8,553,437
Calls of investment securities held to maturity	—	635,000
Purchases of investment securites available for sale	(3,534,277)	(8,717,613)
Mortgage backed securites repayments	1,326,621	222,361
Purchases of premises and equipment	(162,758)	(105,383)

Net cash (used for) investing activities	(13,306,094)	(8,028,224)

Cash flows from financing activities:
Net increase in deposits	17,599,500	10,256,263
Net (decrease) in retail repurchase agreements	(2,965,239)	(886,660)
Net increase in Federal Home Loan Bank advances	1,000,000
Proceeds from trust preferred securites	—	3,000,000

Net cash provided by financing activities	15,634,261	12,369,603

Net increase in cash and cash equivalents	2,944,901	4,597,418
Cash and cash equivalents at beginning of period	9,485,791	8,544,809

Cash and cash equivalents at end of period	$12,430,692	$13,142,227

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A—Reorganization

Effective November 1, 2000, Carolina Bank (the “Bank”), with the consent of its shareholders, reorganized and became a wholly-owned subsidiary of Carolina Bank Holdings, Inc. (the “ Company”). Under the holding company reorganization agreement, all of the outstanding shares of Carolina Bank’s $5.00 par value common stock were converted into $1.00 par value shares of the Company’s common stock in a one-for-one exchange.

As a result of this reorganization, the Company files periodic reports with the Securities and Exchange Commission and is also subject to regulation by the Federal Reserve Board. The Bank is a state-chartered commercial bank and is regulated by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

Note B—Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Carolina Bank and CBHI Capital Trust I. All significant inter-company transactions and balances have been eliminated.

Note C—Basis of Presentation

In management’s opinion, the financial information, which is unaudited, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three and six month periods ended June 30, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America. Operating results for the three and six month periods ended June 30, 2002 and 2001, are not necessarily indicative of the results that may be expected for future periods.

The organization and business of the Company, accounting policies followed, and other information are contained in the notes to the financial statements of the Company as of and for the years ended December 31, 2001 and 2000, filed with the Securities and Exchange Commission as part of the Company’s annual report on Form 10-KSB. These financial statements should be read in conjunction with the annual financial statements.

Note D—Stock Dividend

On September 18, 2001, the Board of Directors declared a 10% stock dividend payable October 22, 2001 to stockholders of record as of October 1, 2001. As a result, $920,259 was reclassified from retained earnings (deficit) to additional paid-in capital and common stock at September 30, 2001. Net income per common share has been restated to reflect the effect of the stock dividend for all periods presented.

Note E—Trust Preferred Securities

On March 7, 2001, CBHI Capital Trust I (“CBHI Trust”), a wholly-owned Delaware business trust of the Company, issued $3,000,000 guaranteed preferred beneficial interests (the “Trust Preferred Securities”). The Trust Preferred Securities represent the sole asset of CBHI Trust and pay distributions quarterly at the prime rate plus .50% (5.25% at May 22, 2002). Proceeds of $3,000,000 from the sale of the Trust Preferred Securities were invested in Carolina Bank.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Carolina Bank Holdings Inc. and Subsidiaries
Greensboro, North Carolina

We have audited the accompanying consolidated balance sheets of Carolina Bank Holdings, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Carolina Bank Holdings Inc. and Subsidiaries at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

CHERRY, BEKAERT & HOLLAND, L.L.P.

Greensboro, North Carolina
January 22, 2002

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

	2001	2000
Assets
Cash and due from banks	$6,947,791	$5,504,809
Federal funds sold	2,538,000	3,040,000
Securities available for sale (Note 3)	25,861,495	13,739,059
Securities held to maturity (market value of $2,117,281 in 2001 and $940,474 in 2000) (Note 3)	2,146,487	940,505
Loans (Note 4)	108,881,941	84,815,118
Less allowance for loan losses (Note 4)	(1,368,925)	(1,186,628)

Net loans	107,513,016	83,628,490

Premises and equipment, net (Note 5)	5,344,386	4,582,107
Other assets	1,164,310	1,063,450

	$151,515,485	$112,498,420

Liabilities and Stockholders’ Equity
Deposits (Note 6)
Non-interest bearing demand	$15,498,509	$13,028,709
NOW, money market and savings	41,907,425	24,016,469
Time	67,248,253	60,286,249

Total deposits	124,654,187	97,331,427

Securities sold under agreements to repurchase	5,582,128	2,183,861
Advances from the Federal Home Loan
Bank of Atlanta (Note 7)	8,000,000	3,000,000
Trust preferred securities (Note 8)	3,000,000	—
Other liabilities and accrued expenses	689,170	814,944

Total liabilities	141,925,485	103,330,232

Stockholders’ equity (Notes 9, 10 and 13) Common stock $1.00 par value; authorized 20,000,000 shares; issued and outstanding 1,032,438 and 938,534 shares in 2001 and 2000	1,032,438	938,534
Additional paid-in capital	8,886,164	8,059,809
Retained earnings (deficit)	(380,330)	137,986
Accumulated other comprehensive income	51,728	31,859

Stockholders’ equity	9,590,000	9,168,188
Commitments (Note 4 and 12)

	$151,515,485	$112,498,420

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Interest income
Loans	$7,598,983	$6,757,408	$4,523,418
Investment securities, taxable	1,125,187	698,520	414,729
Interest from federal funds sold	164,412	354,545	253,834
Other	127,640	191,588	5,780

Total interest income	9,016,222	8,002,061	5,197,761

Interest expense
NOW, money market and savings deposits	1,240,855	1,190,378	1,119,214
Time deposits	3,650,356	3,008,042	1,308,806
Other	505,663	265,409	72,942

Total interest expense	5,396,874	4,463,829	2,500,962

Net interest income	3,619,348	3,538,232	2,696,799
Provision for loan losses (Note 4)	391,058	332,435	375,800

Net interest income after provision for loan loss	3,228,290	3,205,797	2,320,999

Non-interest income
Service charges	378,662	219,529	163,871
Mortgage banking income	178,245	60,747	51,987
Securities gains, net	128,466	—	—

Total non-interest income	685,373	280,276	215,858

Non-interest expenses
Salaries and employee benefits	1,647,415	1,383,475	947,559
Occupancy and equipment	522,967	411,247	333,111
Advertising and business promotion	251,579	225,642	124,394
Professional fees	298,146	183,241	184,806
Outside data processing	199,441	142,712	87,361
Stationary, printing and supplies	210,118	132,479	86,371
Other	256,272	162,915	137,296

Total non-interest expenses	3,385,938	2,641,711	1,900,898

Income before income taxes	527,725	844,362	635,959

Income tax expense (Note 9)	125,782	302,139	—

Net income	$401,943	$542,223	$635,959

Basic income per share	$.39	$.53	$.65

Diluted income per share	$.39	$.53	$.63

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2001, 2000 and 1999

	Total	Common stock	Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income
Balance, December 31, 1998	$5,927,028	649,453	$5,630,526	$(368,295)	$15,344
Comprehensive income
Net income	635,959	—	—	635,959	—
Other comprehensive income—
Unrealized gain on securities available for sale, net of tax	(103,349)	—	—	—	(103,349)

Comprehensive income	532,610	—	—	—	—
Exercised options	35,317	3,071	32,246	—	—
Exercised warrants	1,978,130	197,813	1,780,317	—	—

Balance, December 31, 1999	$8,473,085	$850,337	$7,443,089	$267,664	$(88,005)

Comprehensive income
Net income	542,223	—	—	542,223	—
Other comprehensive income—
Unrealized loss on Securities available for sale, net of tax	119,864	—	—	—	119,864

Comprehensive income	662,087	—	—	—	—
Exercised options	33,016	2,871	30,145	—	—
10% stock dividend	—	85,326	586,575	(671,901)	—

Balance, December 31, 2000	$9,168,188	$938,534	$8,059,809	$137,986	$31,859

Comprehensive income
Net income	401,943	—	—	401,943	—
Other comprehensive income—
Unrealized gain on Securities available for sale, net of tax	60,767	—	—	—	60,767
Less: Reclassification adjustment, net of tax	(40,898)	—	—	—	(40,898)

	19,869				19,869

Comprehensive income	421,812
10% stock dividend	—	93,904	826,355	(920,259)	—

Balance, December 31, 2001	$9,590,000	$1,032,438	$8,886,164	$(380,330)$	51,728

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2001, 2000 and 1999

	2001	2000	1999
Cash flows from operating activities
Net income	$401,943	$542,223	$635,959
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	211,833	187,125	149,445
Provision for loan losses	391,058	332,435	375,800
Amortization, net	2,585	(126)	(12,242)
Gain on sale of securities available-to-sale	(128,466)	—	—
Increase in other assets	(100,860)	(416,373)	(322,732)
Decrease (increase) in accrued expenses and other liabilities	(125,774)	156,944	421,262

Net cash provided by operating activities	652,319	802,228	1,247,492

Cash flows from investing activities
Purchases of securities available for sale	(25,820,083)	(8,185,238)	(1,990,000)
Purchases of securities held to maturity	(1,900,896)	—	—
Maturities and calls of securities available for sale	5,250,000	—	1,672,384
Maturities and calls of securities held to maturity	635,000	—	1,000,000
Mortgage-backed securities repayments	256,955	192,234	103,747
Origination of loans, net of principal collected	(24,275,584)	(20,701,621)	(25,145,215)
Additions to premises and equipment	(974,112)	(3,176,412)	(1,065,224)
Sales of securities available for sale	8,396,356	—	—

Net cash used in investing activities	(38,432,364)	(31,871,037)	(25,424,308)

Cash flows from financing activities
Net increase in deposits	27,322,760	30,140,204	17,121,894
Increase in advances from Federal Home Loan Bank	5,000,000	—	3,000,000
Increase (decrease) in securities sold under agreements to repurchase	3,398,267	734,908	280,323
Proceeds from exercised warrants and options	—	33,016	2,013,447
Proceeds from trust preferred securities	3,000,000

Net cash provided by financing activities	38,721,027	30,908,128	22,415,664

(Decrease) increase in cash and cash equivalents	940,982	(160,681)	(1,761,152)
Cash and cash equivalents at beginning of year	8,544,809	8,705,490	10,466,642

Cash and cash equivalents at end of year	$9,485,791	$8,544,809	$8,705,490

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$5,406,212$	4,205,540	$2,415,135

Cash paid during the year for income taxes	$328,666$	548,616	$—

See accompanying notes to consolidated financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 1—Summary of significant accounting policies

Carolina Bank Holdings, Inc. (the “Holding Company”) is a North Carolina corporation organized in 2000. On August 17, 2000 pursuant to the plan of exchange approved by the shareholders of Carolina Bank (the “Bank”), all of the outstanding shares of common stock of Carolina Bank were exchanged for shares of common stock of the Holding Company. The Holding Company presently has no employees.

The Bank was incorporated on August 20, 1996, and began banking operations on November 25, 1996. It is engaged in lending and deposit gathering activities in Guilford County, North Carolina and operates under the laws of North Carolina, the Rules and Regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank has three locations in Greensboro, North Carolina.

The following is a description of the significant accounting and reporting policies that Carolina Bank Holdings, Inc. and Subsidiaries (collectively the “Company”) follow in preparing and presenting their financial statements.

(a)    Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Holding Company and its wholly-owed subsidiaries, Carolina Bank and CBHI Capital Trust I. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)    Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(c)    Securities

Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 1—Summary of significant accounting policies (continued)

—	securities held to maturity—reported at amortized cost,

—	trading securities—reported at fair value with unrealized gains and losses included in earnings, or;

—	securities available-for-sale—reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect)

The Company does not engage in any trading activities. Gains and losses on sales of securities are recognized on a specific identification basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method. The investment in the Federal Home Loan Bank represents restricted stock and is carried at cost.

(d)    Loans and allowance for loan losses

Loans are carried at their principal amount outstanding. Interest income is recorded as earned on an accrual basis.

The Company uses the allowance method in providing for possible loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and inherent risks of loss in the loan portfolio. In determining the provision amount, management gives consideration to current and anticipated economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquencies and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral, if any. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources of identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectibility of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 1—Summary of significant accounting policies (continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet all payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed and income is recognized only to the extent cash payments are received.

(e)    Premises and equipment

Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expenses as incurred.

(f)    Income taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not than the tax benefits will not be realized.

(g)    Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold. The Company maintains due from accounts with correspondent banks. During the normal course of business, the Company may have cash deposits with these banks that are in excess of federally insured limits.

(h)    Income per share

Basic income per share is computed based on the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects of stock options and warrants.

(i)    Fair value of financial instruments

The assumptions used in estimating the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 1—Summary of significant accounting policies (continued)

(i)    Fair value of financial instruments (continued)

be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks:    The carrying amount approximates fair value.

Federal funds sold:    Due to the short-term nature of these assets, the carrying value approximates fair value.

Securities available for sale and securities held to maturity:    Fair values for debt securities are based on quoted market prices. Restricted stock is valued at cost.

Loans:    For variable rate loans, fair values are based on carrying values. Fixed rate commercial, other installment, and certain real estate mortgage loans are valued using discounted cash flows. The discount rates used to determine the present value of these loans are based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

Off-balance sheet instruments:    The Company’s unfunded lines of credit and loan commitments are negotiated at current market rates and are relatively short-term in nature. Estimated fair values are immaterial.

Deposit liabilities:    The fair values of demand deposits are equal to the carrying value of such deposits. Demand deposits include non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts. The fair value of variable rate term deposits, and those repricing within one year or less, approximates the carrying value. Discounted cash flows have been used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the Company on comparable deposits as to amount and term.

Short-term borrowings:    The carrying value of securities sold under agreements to repurchase approximate their fair value.

Advances from the Federal Home Loan Bank:    For variable rate advances, fair values are based on carrying values. Fixed rate advances are valued using discounted cash flows based on rates currently available to the Company on comparable borrowings with similar terms and remaining maturities.

Trust preferred securities:    The carrying value of trust preferred securities approximate their fair value.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 1—Summary of significant accounting policies (continued)

(j)    New accounting pronouncements

Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations”, establishes standards for the financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, “Business Combinations”, and FASB Statement No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises”. All business combinations within the scope of SFAS No. 141 initiated after June 30, 2001, are to be accounted for using the purchase method.

SFAS No. 142, “Goodwill and Other Intangible Assets”, was issued in June 2001 and establishes standards for the financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets”. It addresses how intangible assets that are acquired individually or with group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of the 40-year maximum life required by SFAS No. 142. The provisions of SFAS No. 142 are required to be applied starting with fiscal years beginning after December 15, 2001. The Company had no intangible assets at December 31, 2001.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, was issued in August 2001 and supersedes SFAS No. 121. SFAS No. 144 establishes standards for the financial accounting and reporting requirements for the impairment or disposal of long-lived assets. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company expects that adopting the provisions of SFAS No. 144 will not have a material impact on the consolidated financial statements of the Company.

(k)    Operating segments

The FASB issued Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information”, in June 1997, which established standards for the way public business enterprises report information about operating segments. This statement also establishes standards for related disclosures about products, services, geographic areas and major customers. In adopting Statement No. 131, the Company has determined that, using the definitions contained in the statement, all of its activities constitute only one reportable operating segment.

(l)    Financial statement reclassifications

Certain of the prior year amounts have been reclassified to conform to current year presentation. Such classifications are immaterial to the financial statements and did not change previously reported net income.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 2—Cash and due from banks

At December 31, 2001 and 2000, interest-bearing deposits in other financial institutions amounted to $3,840,000 and $2,968,000, respectively.

Note 3—Securities

A summary of the amortized cost and estimated fair values of securities available for sale and held to maturity follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2001
Available for sale
U.S. agency obligations	$14,961,576	$102,630	$—	$15,064,206
FNMA mortgage-backed securities	9,591,952	—	24,255	9,567,697
Restricted stock	479,592	—	—	479,592
Other securities	750,000	—	—	750,000

	$25,783,120	$102,630	$24,255	$25,861,495

Held to maturity
FNMA and GNMA mortgage-backed securities	$2,146,487	$—	$29,206	$2,117,281

December 31, 2000
Available for sale
U.S. agency obligations	$12,406,756	$60,783	$—	$12,467,539
FNMA mortgage-backed securities	899,748	—	7,819	891,929
Restricted stock	379,591	—	—	379,591

	$13,686,095	$60,783	$7,819	$13,739,059

Held to maturity
U.S. agency obligations	$635,000	$—	$1,588	$633,412
FNMA mortgage-backed security	305,505	1,557	—	307,062

	$940,505	$1,557	$1,588	$940,474

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 3—Securities (continued)

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 2001 were as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$499,953	$511,875	$—	$—
Due from one to five years	13,461,623	13,529,518	—	—
Due from six to ten years	1,000,000	1,022,813	246,048	254,170
Mortgage-backed securities	9,591,952	9,567,697	1,900,439	1,863,111

	$24,553,528	$24,631,903	$2,146,487	$2,117,281

Proceeds from the sales of securities during 2001 were $8,396,356 and realized gains amounted to $128,466. There were no sales of securities in 2000 or 1999. At December 31, 2001, securities with a carrying value of approximately $11,141,000 were pledged to secure public deposits and other purposes.

Note 4—Loans and allowance for loan losses

Loans at December 31, 2001 and 2000 were as follows:

	2001	2000
Real estate—construction	$29,395,332	$17,565,371
Real estate—mortgage	53,081,327	43,575,693
Commercial	20,863,155	17,483,140
Installment and other	5,542,127	6,190,914

Subtotal	108,881,941	84,815,118
Allowance for loan losses	(1,368,925)	(1,186,628)

	$107,513,016	$83,628,490

The activity in the allowance for loan losses for 2001, 2000 and 1999 is summarized as follows:

	2001	2000	1999
Balance at beginning of period	$1,186,628	$905,200	$528,100
Provision charged to operations	391,058	332,435	375,800
Loan charge-offs	(212,028)	(52,090)	—
Loan recoveries	3,267	1,083	1,300

Balance at end of period	$1,368,925	$1,186,628	$905,200

Impaired loans were immaterial at December 31, 2001 and 2000.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 4—Loans and allowance for loan losses (continued)

The Company has granted loans in the ordinary course of business to certain directors and executive officers of the Company and to their associates. The total amount of loans was $9,991,719 and $4,798,833 at December 31, 2001 and 2000, respectively. During 2001, $6,659,566 in new loans were made and repayments were $1,466,680. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers.

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At December 31, 2000, preapproved but unused lines of credit for loans totaled approximately $17,263,000. In addition, the Company has $384,000 in standby letters of credit. These commitments represent no more than the normal lending risk that Carolina Bank commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations.

The Company grants commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Guilford County. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

Note 5—Premises and equipment

Premises and equipment at December 31, 2001 and 2000 were as follows:

	2001	2000
Land	$1,594,512	$1,672,391
Building and improvements	2,990,172	2,154,477
Leasehold improvements	385,983	385,983
Furniture and equipment	1,131,349	861,684
Construction in progress	—	53,369

	6,102,016	5,127,904
Less accumulated depreciation	(757,630)	(545,797)

Premises and equipment, net	$5,344,386	$4,582,107

Interest capitalized during 2001 was $56,400. No interest was capitalized in 2000.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 6—Deposits

The aggregate amount of certificates of deposit with a minimum denomination of $ 100,000 was $27,782,982 and $21,535,371 at December 31, 2001 and 2000 respectively.

At December 31, 2001, the scheduled maturities of time deposits were as follows:

2002	$57,480,736
2003	9,095,975
2004	456,630
2005	194,415
2006	—
2007	20,497

$67,248,253

Note 7—Advances from Federal Home Loan Bank of Atlanta

The Company had the following advances from the Federal Home Loan Bank outstanding at December 31, 2001 and 2000:

	2001	2000
Variable rate advance (3.83% at December 31, 2001)maturing January 24, 2002	$5,000,000	$—
Fixed rate advance at 6.05% maturing June 15, 2010	3,000,000	3,000,000

	$8,000,000	$3,000,000

These advances are secured by the Company’s FHLB stock and a blanket floating lien on the Company’s one-to-four family residential loan portfolio.

Note 8—Trust preferred securities

In March 2001, the Company formed a wholly-owned Delaware statutory business trust, CBHI Capital Trust I (the “Trust”), which issued $3,000,000 of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by the Trust to purchase $3,100,000 of junior subordinated debentures of the Company which carry a variable rate of prime plus .50%. The proceeds received by the Company from the sale of the junior subordinated debentures represent the sole asset of the Trust. The debentures and their related income statement effects are eliminated in the Company’s financial statements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 8—Trust preferred securities (continued)

The Trust Preferred Securities accrue and pay distributions quarterly at a variable rate of prime plus .50% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully guarantee payment of (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by CBHI Capital Trust I, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust.

The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on March 7, 2031, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after March 31, 2004. If the debentures are redeemed prior to maturity, the redemption amount will be the principal amount plus any accrued but unpaid interest.

Note 9—Income taxes

The provision for income tax expense (benefit) consisted of the following for the year ended December 31:

	2001	2000	1999
Current:
Federal	$242,405	$365,912	$180,000
State	40,000	36,227	—

	282,405	402,139	180,000

Deferred:
Federal	(156,623)	(100,000)	(180,000)
State	—	—	—

	(156,623)	(100,000)	(180,000)

	$125,782	$302,139	$—

For the years ended December 31, 2001, 2000 and 1999 the difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% was primarily a result of state income taxes and changes in the valuation allowance on net deferred tax assets.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 9—Income taxes (continued)

The primary components of deferred income taxes are as follows:

	2001	2000
Deferred tax assets
Allowance for loan losses	$349,000	$419,000
Other	12,000	31,000

Gross deferred tax assets	361,000	450,000
Less valuation allowance	—	(132,100)

Net deferred tax assets	361,000	317,900
Deferred tax liabilities—
Depreciable bases of premises and equipment	20,000	12,000
Unrealized gain on securities	27,000	47,000

Gross deferred tax liabilities	47,000	59,000

Net deferred tax assets	$314,000	$258,900

Note 10—Stockholders’ equity

As part of the initial stock offering, the Company issued one detachable, transferable stock warrant for each three shares of common stock purchased prior to September 30, 1996. Each warrant entitled the holder to purchase one share of common stock at $10. During 1999 the Company called the warrants. At December 31, 1999, there were no warrants outstanding as any unexercised warrants were canceled.

On September 18, 2001 and September 20, 2000, the Board of Directors declared a 10% stock dividend payable October 1, 2001 and 2000, respectively. As a result, $920,259 and $671,895 were reclassified from retained earnings to additional paid-in capital in 2001 and 2000, respectively. These amounts represented the fair value of the additional stock distributed. Per share amounts for all periods presented have been restated to reflect the effects of these stock dividends.

Note 11—Regulatory matters

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by Carolina Bank to the Holding Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of Carolina Bank, and loans or advances are limited to 10 percent of Carolina Bank’s common stock and surplus on a secured basis. In addition, dividends paid by Carolina Bank to the Holding Company would be prohibited if the effect would cause Carolina Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 11—Regulatory matters (continued)

The Company and Carolina Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Carolina Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Carolina Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and Carolina Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators as to components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Carolina Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). At December 31, 2001 and 2000, management believes that the Company and Carolina Bank have met all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the FDIC categorized Carolina Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Carolina Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed Carolina Bank’s category. The Company’s and Carolina Bank’s actual capital amounts and ratios as of December 31, 2001 and 200 are presented in the table below.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2001:
Total Capital (To risk weighted assets)
Consolidated	$13,907,000	12.15%	$9,154,960	≥	8%	$11,443,700	≥	10%
Carolina Bank	13,835,000	12.09%	9,154,960	≥	8%	11,443,700	≥	10%
Tier I Capital (To risk weighted assets)
Consolidated	$12,538,000	10.96%	$4,577,480	≥	4%	$6,866,220	≥	6%
Carolina Bank	12,466,000	10.89%	4,577,480	≥	4%	6,866,220	≥	6%
Tier I Capital (To average assets)
Consolidated	$12,538,000	8.44%	$5,943,600	≥	4%	$7,429,500	≥	5%
Carolina Bank	12,466,000	8.39%	5,943,600	≥	4%	7,429,500	≥	5%

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 11—Regulatory matters (continued)

December 31, 2000:
Total Capital (To risk weighted assets)
Consolidated	$10,311,000	11.2%	$7,395,000	≥	8%	$9,244,000	≥	10%
Carolina Bank	$10,311,000	11.2%	$7,395,000	≥	8%	$9,244,000	≥	10%
Tier I Capital (To risk weighted assets)
Consolidated	$9,155,000	10.0%	$3,698,000	≥	4%	$5,546,000	≥	6%
Carolina Bank	$9,155,000	10.0%	$3,698,000	≥	4%	$5,546,000	≥	6%
Tier I Capital (To average assets)
Consolidated	$9,155,000	8.5%	$4,329,000	≥	4%	$5,411,000	≥	5%
Carolina Bank	$9,155,000	8.5%	$4,329,000	≥	4%	$5,411,000	≥	5%

Note 12—Operating leases

The Company leases its land and building under an operating lease entered into during 1996. Total future minimum lease payments, excluding renewal options, at December 31, 2001, under this and other operating leases are as follows:

2002	$124,869
2003	131,112
2004	137,668
2005	144,551

$538,200

Total lease expense was approximately $135,000, $130,000 and $133,000 for 2001, 2000 and 1999, respectively.

Note 13—Stock options

During 1997, the stockholders of the Company approved the 1997 Non-Qualified Stock Option Plan for directors (Director Plan) and the 1997 Incentive Stock Option Plan for management and employees (Employee Plan). Each plan provides for the issuance of options to purchase up to 78,368 common shares of the Company. For both plans, the exercise price of each share of common stock covered by an option is equal to the fair market value per share on the dates of grant and therefore has no associated compensation expense.

Both Plans are accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company has elected to continue using the measurement method prescribed in Accounting Principles Board (APB) Opinion No. 25 and, accordingly, SFAS No. 123 has no effect on the Company’s financial position or results of operations.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 13—Stock options (continued)

Following is a summary of stock options outstanding under both plans, adjusted for the stock dividends described in Note 10:

	Director Plan	Option Price	Employee Plan	Option Price
Balance at December 31, 1998	78,368	$9.50	28,534
Issued	—	—	37,086	$ 9.92
Exercised	(3,474)	9.50	(242)	9.50
Forfeited	—	—	(1,815)	9.50–9.92

Balance at December 31, 1999	74,894	9.50	63,563	9.50–9.92
Issued	—		13,733	9.92
Exercised	—	—	—	—
Forfeited	(13,896)	9.50	(16,033)	9.50–9.92

Balance at December 31, 2000	60,998	9.50	61,263	9.50–9.92
Issued	27,790	9.50	17,270	8.18
Exercised	—		—
Forfeited	(13,896)	8.18	(5,945)	9.50

Balance at December 31, 2001	74,892	$9.50	72,588	$8.18–9.92

At December 31, 2001, all the options under the Director Plan and 56,968 options under the Employee Plan were exercisable.

Because the Company had adopted the disclosure-only provisions of SFAS No. 123, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date of the awards consistent with the provisions of SFAS No. 123, the Company’s net income and income per share would have changed to the pro forma amounts indicated below:

	2001	2000	1999
Net earnings—as reported	$401,943	$542,223	$635,959
Net earnings—pro forma	375,264	503,543	542,579
Basic income per share—as reported	.39	.53	.65
Diluted income per share—as reported	.39	.53	.63
Basic loss per share—pro forma	.36	.49	.55
Diluted loss per share—pro forma	.36	.49	.54

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 13—Stock options (continued)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free interest 5.00%, 6.00%, and 6.25% in 2001, 2000, and 1999, respectively and weighted average expected lives of 7 years.

Note 14—Employee benefit plan

All employees of the Company who meet certain eligibility requirements can elect to participate in Carolina Bank’s 401(k) plan. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code and the plan documents. The Company makes a 50% matching contribution up to a maximum of two percent of compensation. Employer matching contributions vest ratably over five years. The Company’s matching expense was $20,819, $14,656 and $9,740 for 2001, 2000, and 1999, respectively.

Note 15—Fair value of financial statements

The following represents the estimated fair values and carrying amount of financial instruments at December 31:

	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)		(In thousands)
Assets:
Cash and due from banks	$6,948	$6,948	$5,505	$5,505
Federal funds sold	2,538	2,538	3,040	3,040
Securities available for sale	25,861	25,861	13,739	13,739
Securities held to maturity	2,146	2,117	941	941
Loans	107,513	107,945	83,629	82,331

	2001		2000
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)		(In thousands)
Liabilities:
Demand and saving deposits	$57,406	$57,406	$37,045	$37,045
Time deposits	67,248	67,564	60,286	60,624
Securities sold under agreement to repurchase	5,582	5,582	2,184	2,184
Federal Home Loan Bank advances	8,000	8,277	3,000	3,000
Trust preferred securities	3,000	3,000	—	—

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 16—Earnings (loss) per common share (EPS)

The reconciliation of the numerators and denominators of the basic income (loss) per share and diluted income per share computation at December 31, 2001, 2000 and 1999 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
2001
Basic income per share:
Income available to common stockholders	$401,943	$1,031,862	$.39

Effect of dilutive securities
Stock options	—	—

Diluted income per share:
Income available to common stockholders + assumed conversions	$401,943	1,031,862	$.39

2000
Basic income per share:
Income available to common stockholders	$542,223	1,031,862	$.53

Effect of dilutive securities
Stock options	—	—

Diluted income per share:
Income available to common stockholders + assumed conversions	$542,223	1,031,862	$.53

1999
Basic income per share:
Income available to common stockholders	$635,959	994,953	$.65

Effect of dilutive securities
Stock options	—	25,174	$(.02)

Diluted income per share:
Income available to common stockholders + assumed conversions	$635,959	1,020,127	$.63

At December 31, 2001, all options to purchase common stock were not included in the computation of diluted income per share because the options’ exercise prices were greater than the average market price of the common shares.

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 17—Condensed financial statements of parent company

Financial information pertaining to Carolina Bank Holdings, Inc. is as follows:

BALANCE SHEET

Assets	December 31, 2001	December 31, 2000
Cash	$31,000	$—
Investment in CBHI Capital Trust I	100,000	—
Investment in Carolina Bank	12,518,000	9,168,000
Other assets	85,000	—

Total assets	$12,734,000	$9,168,000

Liabilities and stockholders’ equity
Accrued expenses	$44,000	$—
Junior subordinated debentures	3,100,000	—
Stockholders’ equity	9,590,000	9,168,000

Total liabilities and stockholders’ equity	$12,734,000	$9,168,000

STATEMENT OF OPERATIONS
Years ended December 31, 2001 and 2000

	2001	2000
Dividends from subsidiaries	$291,000	$—
Other income	2,000	—

Total income	293,000	—

Interest expense	173,000	—
Other expense	61,000	—

Total expense	234,000	—
Income tax benefit	14,000	—

Income before equity in undistributed income of subsidiaries	73,000	—
Equity in undistributed income of subsidiaries	329,000	542,000

Net income	$402,000	$542,000

CAROLINA BANK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001 and 2000

Note 17—Condensed financial statements of parent company (continued)

CONDENSED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2001 and 2000

	2001	2000
Operating activities:
Net Income	$402,000	$542,000
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(329,000)	(542,000)
Change in other assets	(85,000)	—
Change in accrued expenses	43,000	—

Net cash provided by operating activities	31,000	—

Investing activities
Investment in subsidiaries	(3,100,000)	—

Net cash used in investing activities	(3,100,000)	—
Financing activities
Proceeds from junior subordinated debentures	3,100,000	—

Net cash provided by financing activities	3,100,000	—
Net change in cash	31,000	—
Cash at beginning of year	—	—

Cash at end of year	$31,000	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$129,000	$—

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF OUR COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

Until             , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to unsold allotments or subscriptions.

Prospectus Summary	1
Risk Factors	5
Special Note Regarding Forward-Looking Statements	8
Use of Proceeds	9
Market for the Common Stock	9
Dividend Policy	10
Capitalization	10
Management’s Discussion and Analysis of Financial Condition and Results of Operations	14
Business	30
Management	40
Supervision and Regulation	45
Description of Capital Stock	52
Underwriting	57
Legal Matters	58
Experts	58
Where You Can Get More Information	58
Index to Consolidated Financial Statements	F-1

700,000 Shares

PROSPECTUS

            , 2002

McKinnon & Company, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Carolina Bank Holdings, Inc. provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Carolina Bank Holdings, Inc., or at the request of Carolina Bank Holdings, Inc. serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Carolina Bank Holdings, Inc. Accordingly, Carolina Bank Holdings, Inc. may indemnify its directors, officers or employees in accordance with either the statutory or non- statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Carolina Bank Holdings, Inc. has purchased a standard directors’ and officers liability policy which will, subject to certain limitations, indemnify Carolina Bank Holdings, Inc. and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such.

As permitted by North Carolina law, Article 5 of Carolina Bank Holdings’ Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Carolina Bank Holdings, Inc. or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Carolina Bank Holdings, Inc., (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Carolina Bank Holdings, Inc.).

Item 25.    Other Expenses of Issuance and Distribution.

Registration Fee	$831
Underwriting Commission*	442,750
NASD Fee	1,169
Printing and Engraving Expenses*	25,000
Legal Fees and Expenses*	138,000
Blue Sky Fees	10,000
Accounting Fees and Expenses*	30,000
Miscellaneous*	20,000

Total	$667,750

*	Estimated

Item 26.    Recent Sales of Unregistered Securities.

Carolina Bank Holdings, Inc. has sold no unregistered securities since it was chartered on August 16, 2000.

Item 27.    Index to Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit Number		Description

1.1		Underwriting Agreement (Filed herewith)

1.2		Master Selected Dealer Agreement (Filed herewith)

3.1		Articles of Incorporation of Carolina Bank Holdings, Inc.*

3.2		Bylaws of Carolina Bank Holdings, Inc.*

4.1		Specimen Common Stock Certificate*

5		Opinion of Gaeta & Associates, P.A. regarding the legality of the securities being registered (Filed herewith)

10.1		1997 Incentive Stock Option Plan*

10.2		1997 Nonstatutory Stock Option Plan*

10.3		Employment Agreement of Robert T. Braswell*

10.4		Employment Agreement of T. Allen Liles*

10.5	(i)	Amended and Restated Trust Agreement by and between Carolina Bank Holdings, Wilmington Trust Company as Property Trustee, and certain Administrative Trustees, dated March 7, 2002 (Filed herewith)

10.5	(ii)	Indenture by and between Carolina Bank Holdings, Inc. and Wilmington Trust Company as Indenture Trustee dated March 7, 2001 (Filed herewith)

10.5	(iii)	Form of Subordinated Debenture issued by Carolina Bank Holdings, Inc. to Wilmington Trust Company as Property Trustee for CBHI Capital Trust I, dated March 7, 2002 (Filed herewith)

10.5	(iv)	Preferred Securities Guarantee Agreement by and between Carolina Bank Holdings, Inc. and Wilmington Trust Company as Guarantee Trustee (Filed herewith)

10.5	(v)	Expense Agreement by and between Carolina Bank Holdings and Wilmington Trust Company dated March 7, 2001 (Filed herewith)

21		Subsidiaries of Carolina Bank Holdings, Inc. (Filed herewith)

23.1		Consent of Cherry, Bekaert & Holland, L.L.P. (Filed herewith)

23.2		Consent of Gaeta & Associates, P.A. (contained in Exhibit 5 hereto)

24		Power of Attorney (Filed herewith)

99		Escrow Agreement (Filed herewith)

*
Incorporated by reference to the Annual Report of Carolina Bank Holdings, Inc. on Form 10-KSB for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on March 26, 2002.

Item 28.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424 (b)(1), or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on September 23, 2002.

CAROLINA BANK HOLDINGS, INC.

By:	/s/ ROBERT T. BRASWELL*
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on September             , 2002 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ ROBERT T. BRASWELL Robert T. Braswell	President and Chief Executive Officer	September 23, 2002

/s/ GARY N. BROWN* Gary N. Brown	Director	September 23, 2002

/s/ GEORGE E. CARR* George E. Carr	Director	September 23, 2002

/s/ JOHN D. CORNET* John D. Cornet	Chairman of the Board of Directors	September 23, 2002

/s/ JUDY H. FULLER* Judy H. Fuller	Director	September 23, 2002

/s/ JAMES E. HOOPER* James E. Hooper	Director	September 23, 2002

/s/ EDWARD A. HOYLE* Edward A. Hoyle	Director	September 23, 2002

/s/ T. ALLEN LILES T. Allen Liles	Secretary and Treasurer (Chief Accounting Officer)	September 23, 2002

* /s/ ROBERT T. BRASWELL Robert T. Braswell	Attorney-in-Fact	September 23, 2002

Exhibit Index

Exhibit Number		Description

1.1		Underwriting Agreement (Filed herewith)

1.2		Master Selected Dealer Agreement (Filed herewith)

3.1		Articles of Incorporation of Carolina Bank Holdings, Inc.*

3.2		Bylaws of Carolina Bank Holdings, Inc.*

4.1		Specimen Common Stock Certificate*

5		Opinion of Gaeta & Associates, P.A. regarding the legality of the securities being registered (Filed herewith)

10.1		1997 Incentive Stock Option Plan*

10.2		1997 Nonstatutory Stock Option Plan*

10.3		Employment Agreement of Robert T. Braswell*

10.4		Employment Agreement of T. Allen Liles*

10.5	(i)	Amended and Restated Trust Agreement by and between Carolina Bank Holdings, Wilmington Trust Company as Property Trustee, and certain Administrative Trustees, dated March 7, 2002 (Filed herewith)

10.5	(ii)	Indenture by and between Carolina Bank Holdings, Inc. and Wilmington Trust Company as Indenture Trustee dated March 7, 2001 (Filed herewith)

10.5	(iii)	Form of Subordinated Debenture issued by Carolina Bank Holdings, Inc. to Wilmington Trust Company as Property Trustee for CBHI Capital Trust I, dated March 7, 2002 (Filed herewith)

10.5	(iv)	Preferred Securities Guarantee Agreement by and between Carolina Bank Holdings, Inc. and Wilmington Trust Company as Guarantee Trustee (Filed herewith)

10.5	(v)	Expense Agreement by and between Carolina Bank Holdings and Wilmington Trust Company dated March 7, 2001 (Filed herewith)

21		Subsidiaries of Carolina Bank Holdings, Inc. (Filed herewith)

23.1		Consent of Cherry, Bekaert & Holland, L.L.P. (Filed herewith)

23.2		Consent of Gaeta & Associates, P.A. (contained in Exhibit 5 hereto)

24		Power of Attorney (Filed herewith)

99		Escrow Agreement (Filed herewith)

*
Incorporated by reference to the Annual Report of Carolina Bank Holdings, Inc. on Form 10-KSB for the year ended December 31, 2001 as filed with the Securities and Exchange Commission on March 26, 2002.